Exhibit 10.9

LEASE AGREEMENT

THIS LEASE AGREEMENT (this "Lease"), dated as of _______ XX, 20XX entered into by and between ___________________, a ___________________  ("Operating Lessor") and _________________, a _______________  ("Operating Lessee"), provides as follows.

R E C I T A L S:

A. Operating Lessor has acquired that certain improved real property constituting the hotel property more specifically described on Exhibit "A" attached hereto and incorporated herein by reference (collectively, the "Leased Property").

B. Operating Lessee has applied for and been granted various licenses to operate each of the Facilities on the Leased Property (as defined in Section 1.1 below).

C. Operating Lessor desires to lease the Leased Property to Operating Lessee and Operating Lessee has agreed to lease the Leased Property from Operating Lessor in accordance with the terms of this Lease.

D. In furtherance of the consummation of such series of transactions, Operating Lessor and Operating Lessee wish to enter into this Lease.

A G R E E M E N T:

NOW, THEREFORE, Operating Lessor, in consideration of the payment of rent by Operating Lessee to Operating Lessor, the covenants and agreements to be performed by Operating Lessee, and upon the terms and conditions hereinafter stated, does hereby rent and lease unto Operating Lessee, and Operating Lessee does hereby rent and lease from Operating Lessor, the Leased Property.

ARTICLE 1

LEASED PROPERTY; TERM

1.1     Leased Property.  The leased property (the "Leased Property") is comprised of Operating Lessor's interest in the following:

(a) the land described in Exhibit "A" attached hereto and by reference incorporated herein (the Land");

(b) all buildings, structures and other improvements of every kind including, but not limited to, each Facility, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site), as applicable any parking garage constructed on a portion of the Land (collectively referred to herein as the "Parking Facilities"), and such roadways appurtenant to the Parking Facilities and such buildings and structures presently situated upon the Land (collectively, the "Leased Improvements");

(c) all easements, rights and appurtenances relating to the Land or the Leased Improvements;

(d) all fixtures and equipment, machinery, and all other items of property, including all components thereof, now and hereafter permanently affixed to or incorporated into the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which to the greatest extent permitted by law are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto (but only to the extent such items constitute "real property" as such term is used in Section 512(b)(3)(A)(i) of the Code) (collectively, the "Fixtures");

(e) all furniture, furnishings, wall coverings, fixtures and hotel equipment and systems located at, or used in connection with, any Facility, together with all replacements therefor and additions thereto, including, without limitation, (i) all equipment and systems required for the operation of kitchens, bars, if any, and laundry and dry cleaning  facilities, (ii) dining room wagons, materials handling equipment, cleaning and engineering equipment, all items of bedding (iii) telephone and computerized accounting systems, and (iv) vehicles (collectively, "Furniture and Equipment") but specifically excluding any Excess FF&E not owned by Operating Lessor and Operating Lessee's Personal Property; provided, however, that to the extent any item of property that could reasonably be deemed to constitute both a Fixture and Furniture and Equipment, such item of property shall be deemed to be included in the definition of Fixture and not in this definition of Furniture and Equipment; and

(f) all existing leases and/or licenses of space within the Leased Property (including any security deposits or collateral held by Operating Lessor pursuant thereto).

THE LEASED PROPERTY IS DEMISED IN ITS PRESENT, "AS-IS" CONDITION, WITHOUT REPRESENTATION OR WARRANTY (EXPRESSED OR IMPLIED) BY LESSOR AS MORE SPECIFICALLY SET FORTH IN SECTION 5.1 HEREOF AND SUBJECT TO THE EXISTING STATE OF TITLE INCLUDING ALL COVENANTS, CONDITIONS, RESTRICTIONS, EASEMENTS AND OTHER MATTERS OF RECORD INCLUDING ALL APPLICABLE LEGAL REQUIREMENTS, THE LIEN OF FINANCING INSTRUMENTS, MORTGAGES, DEEDS OF TRUST AND SECURITY DEEDS, AND INCLUDING OTHER MATTERS WHICH WOULD BE DISCLOSED BY AN INSPECTION OF THE LEASED PROPERTY OR BY AN ACCURATE SURVEY THEREOF.

1.2    Term.  The term of this Lease (the "Term") shall commence on the date hereof (the "Commencement Date") and shall end on _______ XX, 20XX  unless sooner terminated in accordance with the provisions hereof.  Notwithstanding the foregoing to the contrary, provided that the Operating Lessee is not in default under this Lease beyond any applicable notice and cure period, the Term shall automatically be extended for up to ___ (X) additional ____ (X) year periods; provided, however, during any period either Operating Lessor or Operating Lessee may terminate this Lease upon the then scheduled expiration dated of the Term (and without any obligation to pay any termination fee as provided in Article 39 below) by delivering written termination notice to the other at least ninety (90) days prior to the then scheduled expiration date of the Term.

1.3     Assignment and Assumption of Contracts; Initial Transaction.

(a) Effective upon the Commencement Date, Operating Lessor hereby transfers and assigns to Operating Lessee and Operating Lessee assumes and covenants to perform all of Operating Lessor's obligations under the following agreements and contracts to which the Leased Property remains subject on the Commencement Date, to the maximum extent assignable pursuant to applicable law (the "Assigned Agreements"):

(i) All contracts for the use or occupancy of guest rooms and/or the meeting, dining, banquet, and spa and health facilities of the Facility;

(ii) All service and maintenance contracts, equipment leases, purchase orders and other contracts pertaining to the ownership, maintenance, operation, provisioning or equipping of the Facility, including warranties and guaranties relating thereto;

(iii) All Licenses and permits used in or relating to the ownership, occupancy or operation of any part of the Facility;
(iv) Any developer's, declarant's, or owner's interests under any operating agreements or reciprocal easement agreements or other similar agreements affecting and/or benefiting the Facility; and

(v) All leases of space (including any security deposits held by Operating Lessor pursuant thereto, which will be paid over to Operating Lessee by check on the Commencement Date, or credited to Operating Lessee against the cost of the Working Capital sold to Operating Lessee pursuant to Section 5.3) in the Facility to tenants thereof.

ARTICLE 2

DEFINITIONS

2.1     Definitions.  For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Article 2 have the meanings assigned to them in this Article and include the plural as well as the singular, (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as are at the time applicable, (c) all references in this Lease to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease, and (d) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision:

Accrued Rent:  Any amount of Rent that is not paid by Operating Lessee as and when the same becomes due and payable under the terms of this Lease, which Accrued Rent shall bear interest at the Base Rate until paid or otherwise discharged in accordance with this Lease.

Additional Charges:  As defined in Section 3.1.5.

Affiliate:  Any (a) Person that, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) other Person that owns, beneficially, directly or indirectly, fifty (50%) percent or more of the outstanding capital stock, shares or equity interests of such Person, or (c) officer, director, employee, partner or trustee of such Person or any Person controlling, controlled by or under common control with such Person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such Person).  For the purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with", as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, partnership interests or other equity interests.

Alterations:  As defined in Section 8.1.

Annual Budget:  The operating and capital budget prepared by Operating Lessee and delivered to Operating Lessor in accordance with Section 22.3

Assigned Agreements:  Shall have the meaning given such term in Section 1.3(a).

Award:   As defined in Section 13.1(c).

Base Rate:  The rate of interest announced publicly by JPMorgan Chase Bank, New York, New York from time to time, as such bank's base rate.  If no such rate is announced or becomes discontinued, then such other rate as Operating Lessor may reasonably designate.

Business Day:  Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banks in the City of New York, New York, or in the municipality wherein the Leased Property is located, are closed.

Cash Management Agreement:  Any Cash Management Agreement by and among Operating Lessor, Operating Lessee, and Lender.

Cash Management System:  The cash management system established pursuant to the Cash Management Agreement and the other cash management agreements relating to or contemplated by the Loan Documents.

CERCLA:  The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

Claims:  As defined in Article 10.

Code:  The Internal Revenue Code of 1986, as amended.

Commencement Date:  As defined in Section 1.2.

Condemnation, Condemnor:  As defined in Section 13.1.

Consumer Price Index:  The "Consumer Price Index" published by the Bureau of Labor Statistics of the United States Department of Labor, U.S. City Average, All Items for Urban Wage Earners and Clerical Workers (1982-1984=100).  If the Consumer Price Index is hereafter converted to a different standard reference base or otherwise revised, any determination hereunder that uses the Consumer Price Index shall be made with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics, or, if the bureau shall no longer publish the same, then with the use of such conversion factor, formula or table as may be published by Prentice Hall, Inc., or failing such publication, by any other nationally recognized publisher of similar statistical information.

Date of Taking:  As defined in Section 13.1(b).

Eligible Independent Contractor:  A management company that meets all of the following requirements:

(a) The management company does not own, directly or indirectly, more than thirty-five percent (35%) of the outstanding stock of REIT.

(b) If the management company is a corporation (within the meaning of the Code), no more than thirty-five percent (35%) of the total combined voting power of such management company's outstanding stock (or thirty-five (35%) of the total shares of all classes of the outstanding stock) or, if it is not a corporation, no more than thirty-five percent (35%) of the ownership interest in its assets or profits is owned directly or indirectly, by one or more Persons owning thirty-five percent (35%) or more of the outstanding stock of REIT.

(c) Neither REIT, the Operating Lessor, the Operating Lessee, nor any Affiliate thereof derives any income from the management company.

(d) At the time that the management company enters into a management agreement with the Operating Lessee to operate the Leased Property, the management company (or any "related persons" within the meaning of Section 856(d)(9)(F) of the Code) is actively engaged in the trade or business of operating "qualified lodging facilities" within the meaning of Section 856(d)(9)(D) of the Code for any Person who is not a "related persons" within the meaning of Section 856(d)(9)(F) of the Code with respect to REIT or the Operating Lessee (an "Unrelated Person").  For purposes of determining whether the requirement of this paragraph (d) has been met, a management company shall be treated as being actively engaged in such a trade or business if the management company (i) derives at least ten percent (10%) of both its profits and revenue from operating "qualified lodging facilities" within the meaning of Section 856(d)(9)(D) of the Code for Unrelated Persons or (ii) complies with any regulations or other administrative guidance under Section 856(d)(9) of the Code that provides a "safe harbor" rule with respect to the amount of hotel management business with Unrelated Persons that is necessary to qualify as an "eligible independent contractor" within the meaning of such Code section.

Encumbrance:  As defined in Section 32.1.

Environmental Authority:  Any department, agency or other body or component of any Government that exercises any form of jurisdiction or authority under any Environmental Law.

Environmental Authorization:  Any license, permit, order, approval, consent, notice, registration, filing or other form of permission or authorization required under any Environmental Law.

Environmental Laws:  All applicable federal, state and local laws and regulations relating to pollution of the environment (including without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including without limitation laws and regulations relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.  Environmental Laws include but are not limited to CERCLA, FIFRA, RCRA, SARA, TSCA, and all state and local counterparts.

Environmental Liabilities:  Any and all obligations to pay the amount of any judgment or settlement, the cost of complying with any settlement, judgment or order for injunctive or other equitable relief, the cost of compliance or corrective action in response to any notice, demand or request from an Environmental Authority, the amount of any civil penalty or criminal fine, and any court costs and reasonable amounts for attorney's fees, fees for witnesses and experts, and costs of investigation and preparation for defense of any claim or any Proceeding, regardless of whether such Proceeding is threatened, pending or completed, that may be or have been asserted against or imposed upon Operating Lessor, Operating Lessee, any predecessor, the Leased Property or any property used therein and arising out of:

(a) Failure of Operating Lessee, Operating Lessor, any predecessor or the Leased Property to comply at any time with all Environmental Laws;
(b) Presence of any Hazardous Materials on, in, under, at the Leased Property;
(c) A Release at any time of any Hazardous Materials on, in, at, under or in any way affecting the Leased Property;
(d) Identification of Operating Lessee, Operating Lessor or any predecessor as a potentially responsible party under CERCLA, or under any Environmental Law similar to CERCLA;

(e) Presence at any time of any above-ground and/or underground storage tanks, as defined in RCRA or in any applicable Environmental Law on, in, at or under the Leased Property or any adjacent site or facility; or

(f) Any and all claims for injury or damage to persons or property arising out of exposure to Hazardous Materials originating or located at the Leased Property, or resulting from operation thereof or any adjoining property.

Event of Default:  As defined in Section 14.1

FF&E Reserve shall have the meaning given such term in Section 38.1.

Facility:  Each hotel and/or other facility offering lodging and other services or amenities being operated or proposed to be operated on the Leased Property.

Facility Mortgage: shall mean, with respect to the Leased Property, any Lien placed by Landlord upon the Leased Property in accordance with Article 28.

Facility Mortgagee: shall mean the holder of a Facility Mortgage.

Fair Market Value:  The fair market value of the Leased Property means an amount equal to the price that a willing buyer not compelled to buy would pay a willing seller not compelled to sell for such Leased Property, (a) assuming the same is unencumbered by this Lease, (b) assuming that such seller must pay customary closing costs and title premiums, and (c) taking into account the positive or negative effect on the value of the Leased Property attributable to the interest rate, amortization schedule, maturity date, prepayment penalty and other terms and conditions of any encumbrance that is assumed by the transferee.  In addition, in determining the Fair Market Value with respect to damaged or destroyed Leased Property such value shall be determined as if such Leased Property has not been so damaged or destroyed.

FIFRA:  The Federal Insecticide, Fungicide, and Rodenticide Act, as amended.

Final Working Capital: As defined in Section 5.3.

Fiscal Year:  The 12-month period from January 1 to December 31.

Fixtures:  As defined in Section 1.1.

Food and Beverage Revenues:  Shall mean (a) gross revenue from the sale of food and beverages that are prepared at the Facility and sold or delivered on or off the Facility by or on behalf of Operating Lessee (including, without limitation, revenues from mini bars), whether for cash or for credit, including in respect of guest rooms, banquet rooms, meeting rooms and other similar rooms and (b) gross revenue from the rental of banquet, meeting and other similar rooms.  Food and Beverage Revenues shall be determined in a manner consistent with the Uniform System.  Food and Beverage Revenues shall not include the following:

(i) sales by Operating Lessee's subtenants, licensees and concessionaires, the rent, license fees or concession payments from which are included in Gross Revenues, and any rent, license fees, concession payments or other amounts paid to Operating Lessee by any such subtenants, licensees and concessionaires;

(ii) vending machine sales;
(iii) any gratuities or service charges added to a customer's bill or statement in lieu of a gratuity that is paid directly to Facility employees, to the extent actually paid to such employees;
(iv) credits, rebates or refunds; or
(v) sales taxes or taxes of any other kind imposed on the sale of food or beverages.

Franchise Agreement:  Any franchise agreement or license agreement with a franchisor under which any Facility is operated.

Furniture and Equipment:  As defined in Section 1.1.

Government:  The United States of America, any state, district or territory thereof, any foreign nation, any state, district, department, territory or other political division thereof, or any political subdivision of any of the foregoing.

Gross Operating Expenses:  All salaries and employee expense and payroll taxes (including salaries, wages, bonuses and other compensation of all employees at the Facility, and benefits including life, medical and disability insurance and retirement benefits), payments made to any Manager under a Management Agreement, expenditures described in Section 7.1, operational supplies, utilities, cost of insurance to be provided by Operating Lessee, or otherwise reimbursed to Operating Lessor, under the terms of this Lease, management fees and expenses paid to any management company engaged by Operating Lessee for the operation of any Facility, governmental fees and assessments, food, beverages, laundry service expense, the cost of Inventories and fixed asset supplies, license fees, advertising, marketing, reservation systems and any and all other operating expenses as are reasonably necessary for the proper and efficient operation of each Facility incurred by Operating Lessee in accordance with the provisions hereof (excluding, however, (a) federal, state and municipal excise, sales and use taxes collected directly from patrons and guests or as a part of the sales price of any goods, services or displays, such as gross receipts, admissions, cabaret or similar or equivalent taxes paid over to federal, state or municipal governments, (b) the cost of insurance to be carried by Operating Lessor without reimbursement from Operating Lessee, (c) expenditures by Operating Lessor pursuant to Article 11 and (d) payments on any Mortgage or other mortgage or security instrument on any Facility); all determined in accordance with generally accepted accounting principles and the Uniform System.  No part of Operating Lessee's central office overhead or general or administrative expense (as opposed to that of any Facility) shall be deemed to be a part of Gross Operating Expenses, as herein provided.  Reasonable out-of-pocket expenses of Operating Lessee or of any Manager under a Management Agreement incurred for the account of or in connection with the Facility operations, including but not limited to, postage, telephone charges and reasonable travel expenses of employees, officers and other representatives and consultants of Operating Lessee or any Manager under a Management Agreement and their Affiliates, shall be deemed to be a part of Gross Operating Expenses and such persons shall be afforded reasonable accommodations, food, beverages, laundry, valet and other such services by and at the Facility without charge to such persons or Operating Lessee.

Gross Operating Profit: For any Fiscal Year, the excess of Gross Revenues for such Fiscal Year over Gross Operating Expenses for such Fiscal Year.

Gross Revenues:  All revenues, receipts, and income of any kind derived directly or indirectly by Operating Lessee from or in connection with any  Facility (including rentals or other payments from tenants, lessees, licensees or concessionaires but not including their gross receipts) whether on a cash basis or credit, paid or collected, determined in accordance with generally accepted accounting principles and the Uniform System, including without limitation Food and Beverage Revenues, Room Revenues, Parking Revenues, Lease Space Revenues, Telecom Revenues, Resort Fee Revenues and Other Revenues, but excluding, however:  (a) funds furnished by Operating Lessor, (b) federal, state and municipal excise, sales, and use taxes collected directly from patrons and guests or as a part of the sales price of any goods, services or displays, such as gross receipts, admissions, cabaret or similar or equivalent taxes and paid over to federal, state or municipal governments, (c) gratuities, (d) proceeds of insurance and condemnation, (e) proceeds from sales other than sales in the ordinary course of business, (f) all loan proceeds from financing or refinancings of the Facility or interests therein or components thereof, (g) judgments and awards, except any portion thereof arising from normal business operations of the hotel, and (h) items constituting "allowances" under the Uniform System.

Hazardous Materials:  Any and all substances, materials, chemicals, wastes, pollutants, oils, or governmental regulated substances or contaminants as defined or designated as hazardous, toxic, radioactive, dangerous, or any other similar term in or under any of the statutes, laws, case law, regulations, and rules of the United States or the state of Minnesota, including without limitation:

(a) Solid or hazardous waste, as defined in RCRA or in any Environmental Law;
(b) Hazardous substances, as defined in CERCLA, or in any Environmental Law;
(c) Toxic substances, as defined in TSCA or in any Environmental Law;
(d) Insecticides, fungicides, or rodenticides, as defined in FIFRA or in any Environmental Law; and
(e) Gasoline or any other petroleum product or byproduct, polychlorinated biphenols, asbestos and urea formaldehyde.

Impositions:  Collectively, all taxes (including, without limitation, all ad valorem, sales and use, single business, gross receipts, transaction privilege, rent or similar taxes as the same relate to or are imposed upon Operating Lessee or Operating Lessee's business conducted upon the Leased Property, including all personal property taxes on Operating Lessee's Personal Property and Inventory, together with all replacement, modifications, alterations and additions thereto), assessments (including, without limitation, all assessments for public improvements or benefit, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term), ground rents, water, sewer or other rents and charges, excises, tax inspection, authorization and similar fees and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property or the business conducted thereon by Operating Lessee (including all interest and penalties thereon caused by any failure in payment by Operating Lessee), which at any time prior to, during or with respect to the Term hereof may be assessed or imposed on or with respect to or be a lien upon (a) Operating Lessor's interest in the Leased Property, (b) the Leased Property, or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on or in connection with the Leased Property, or the leasing or use of the Leased Property or any part thereof by Operating Lessee.  Nothing contained in this definition of Impositions shall be construed to require Operating Lessee to pay (1) any tax based on net income (whether denominated as a franchise or capital stock or other tax) imposed on Operating Lessor or any other Person, or (2) any net revenue tax of Operating Lessor or any other Person, or (3) any tax imposed with respect to the sale, exchange or other disposition by Operating Lessor of any Leased Property or the proceeds thereof, or (4) any single business, gross receipts (other than a tax on any rent received by Operating Lessor from Operating Lessee), transaction, privilege or similar taxes as the same relate to or are imposed upon Operating Lessor, except to the extent that any tax, assessment, tax levy or charge that Operating Lessee is obligated to pay pursuant to the first sentence of this definition and that is in effect at any time during the Term hereof is totally or partially repealed, and a tax, assessment, tax levy or charge set forth in clause (1) or (2) is levied, assessed or imposed expressly in lieu thereof.

Indemnified Party:  Either of an Operating Lessee Indemnified Party or an Operating Lessor Indemnified Party.

Indemnifying Party: Any party obligated to indemnify an Indemnified Party pursuant to Section 6.3 or Article 20.

Independent Director:  A director of Operating Lessee who is not at the time of initial appointment, or at any time while serving as a director of Operating Lessee, and has not been at any time during the preceding five years:

(a) a stockholder, officer, director (other than as the Independent Director of Operating Lessee), employee, member, partner, attorney or counsel of Operating Lessee, Operating Lessor or any affiliate of Operating Lessee or Operating Lessor (unless such natural person is a director provided by a nationally recognized company that provides professional independent managers and which also provides other corporate services in the ordinary course of business, in which case such natural person may receive reasonable fees for serving as a director of Operating Lessee or an Affiliate);

(b) a creditor, customer, supplier or other Person who derives any of its purchases or revenues from its activities (other than in payment for its role as Independent Director or costs related thereto) with Operating Lessee, Operating Lessor or any affiliate of either of them;

(c) a Person controlling or under common control with any such stockholder, partner, member, creditor, customer, supplier or other Person (as used herein, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise); or

(d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, creditor, customer, supplier or other Person.

(e) A natural person who satisfies the foregoing definition other than subsection (b) shall still be considered an Independent Director of Operating Lessee if such individual is an independent director provided by a nationally recognized company that provides professional independent directors and that also provides other corporate services in the ordinary course of business.  A natural person who otherwise satisfies the foregoing definition except for being the independent director of a "special purpose entity" affiliated with Operating Lessee that does not own a direct or indirect equity interest in Operating Lessee shall still be considered an Independent Director of Operating Lessee if such individual is at the time of initial appointment an independent director provided by a nationally recognized company that provides professional independent directors.  For purposes of this paragraph, a "special purpose entity" is an entity whose organizational documents contain restrictions on its activities substantially similar to those set forth in Article 17.

Initial Working Capital:   As defined in Section 5.3.

Insurance Requirements:  All terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy.

Inventory:  Collectively, all "Inventories of Merchandise" and "Inventories of Supplies" as defined in the Uniform System, including, but not limited to, linens and other non-depreciable personal property.

Land:  As defined in Article 1.

Leased Improvements; Leased Property:  Each as defined in Article 1.

Legal Requirements:  All federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting either the Leased Property or the maintenance, construction, use or alteration thereof (whether by Operating Lessee or otherwise), whether or not hereafter enacted and in force, including (a) all laws, rules or regulations pertaining to the environment, occupational health and safety and public health, safety or welfare, and (b) any laws, rules or regulations that may (1) require repairs, modifications or alterations in or to the Leased Property, or (2) in any way adversely affect the use and enjoyment thereof; and all permits, licenses and authorizations and regulations relating thereto and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Operating Lessee (other than encumbrances created by Operating Lessor without the consent of Operating Lessee), at any time in force affecting the Leased Property.

Lender:  Such lender as may be designated by Operating Lessor to Operating Lessee from time to time, and such lender's successors and assigns.

Loan:  The loan, if any, made by Lender pursuant to the Loan Documents.

Loan Agreement:  If any Loan is then in place, the Loan Agreement by and among Operating Lessor, the other Borrowers listed therein and Lender.

Loan Documents:  Collectively, the Loan Agreement and all other documentation related thereto (including, but not limited to, all mortgages, security agreements, promissory notes and other collateral documents).

Management Agreement:  Any agreement entered into by Operating Lessee with any Eligible Independent Contractor for the management of any Facility.

Manager:  Any Eligible Independent Contractor retained to manage a Facility under a Management Agreement.

Minimum Rent:  Shall mean for each Fiscal Year the amount set forth on Schedule 3.1.1, as escalated pursuant to Section 3.1.4 hereof, and as adjusted in the event that a refinancing of the Leased Property occurs so that Minimum Rent shall continue to be sufficient to cover the principal and interest payments due following any such refinancing.

Note:  Those certain Promissory Notes, if any, dated as of the date hereof by and among Owner, the other Borrowers listed therein and Lender.

Notice:  A notice given pursuant to Article 30.

Operating Lessee Indemnified Party:  Operating Lessee, any Affiliate of Operating Lessee, any other Person against whom any claim for indemnification may be asserted hereunder as a result of a direct or indirect ownership interest (including a stockholder's interest) in Operating Lessee, the officers, directors, stockholders, employees, agents and representatives of Operating Lessee and any corporate stockholder, agent, or representative of Operating Lessee, and the respective heirs, personal representatives, successors and assigns of any such officer, director, stockholder, employee, agent or representative.

Operating Lessee's Personal Property:  As defined in Section 4.2.

Operating Lessor Indemnified Party:  Operating Lessor, any Affiliate of Operating Lessor, any other Person against whom any claim for indemnification may be asserted hereunder as a result of a direct or indirect ownership interest (including a stockholder's or partnership interest) in Operating Lessor, the officers, directors, stockholders, employees, agents and representatives of the general partner of Operating Lessor and any partner, agent or representative of Operating Lessor, and the respective heirs, successors and assigns of any such officer, director, partner, stockholder, employee, agent or representative.

Other Revenues:  Any and all revenues generated by or at the Leased Property (other than Room Revenues, and Food and Beverage Revenues),  including without limitation, gross revenues attributable to vending machines, movie rentals, concessions and similar services.

Overdue Rate:  On any date, a rate equal to the Base Rate plus 1.0% per annum, but in no event greater than the maximum rate then permitted under applicable law.

Payment Date:  Any due date for the payment of any installment of Rent.

Person:  Any Government, natural person, corporation, partnership or other legal entity.

Personal Property Taxes:  All personal property taxes imposed on the furnishings or other items of personal property located on, and used in connection with, the operation of the Leased Improvements as a hotel (other than such items that compose Operating Lessee's Personal Property and Inventory), together with all replacement, modifications, alterations and additions thereto.

Predecessor:  Any Person whose liabilities arising under any Environmental Law have or may have been retained or assumed by Operating Lessee, either contractually or by operation of law, relating to the Leased Property.

Primary Intended Use:  As defined in Section 5.2(b).

Proceeding:  Any judicial action, suit or proceeding (whether civil or criminal), any administrative proceeding (whether formal or informal), any investigation by a governmental authority or entity (including a grand jury), and any arbitration, mediation or other non-judicial process for dispute resolution.

Qualified Manager:  A Manager that is (or is controlled by, controlling or under common control with) a professional management company which at the time of the Manager's engagement as Manager shall be the property manager for at least ten (10) hotel properties containing at least one thousand three hundred (1,300) rooms exclusive of the Leased Properties.

RCRA:  The Resource Conservation and Recovery Act, as amended.

Real Estate Taxes:  All real estate taxes, including general and special assessments, if any, which are imposed upon the Land, and any improvements thereon.

Release:  A "Release" as defined in CERCLA, or in any Environmental Law, unless such Release has been properly authorized and permitted in writing by all applicable Environmental Authorities or is allowed by such Environmental Law without authorizations or permits.

Rent:  Collectively, Minimum Rent and Adjusted Gross Rent and Additional Charges attributable to the term of this Lease.

Room Revenues:  Shall mean gross revenues from the rental of guest rooms, whether to individuals, groups, or transients at the Facility, determined in a manner consistent with GAAP, excluding the following:

(a) the amount of all credits, rebates or refunds to customers, guests or patrons;
(b) all sales taxes or any other taxes imposed on the rental of such guest rooms;
(c) any fees collected for amenities including, but not limited to, telephone, room service, laundry, movies or concessions

SARA:  The Superfund Amendments and Reauthorization Act of 1986, as amended.

Specially Designated National or Blocked Person:  (i) persons designated by the U.S. Department of Treasury's Office of Foreign Assets Control, or other governmental entity, from time to time as a "specially designated national or blocked person" or similar status, (ii) a person described in Section 1 of U.S. Executive Order 13224 issued on September 23, 2001, or (iii) a person otherwise identified by government or legal authority as a person with whom Operating Lessee or its Affiliates are prohibited from transacting business.

State:  The State or Commonwealth of the United States in which the Leased Property is located.

Subsidiaries:  Corporations in which Operating Lessee owns, directly or indirectly, more than fifty percent (50%) of the voting stock or control, as applicable.

Successor Operating Lessor:  Shall have the meaning given such term in Section 28.2.

Superior Operating Lessor:  Shall have the meaning given such term in Section 28.2.

Superior Lease:  Shall have the meaning given such term in Section 28.2.

Superior Mortgage:  Shall have the meaning given such term in Section 28.2.

Superior Mortgagee:  Shall have the meaning given such term in Section 28.2.

Taking:  A taking or voluntary conveyance during the Term hereof of all or part of the Leased Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any Condemnation or other eminent domain proceeding affecting the Leased Property whether or not the same shall have actually been commenced.

Term:  As defined in Section 1.2.

TSCA:  The Toxic Substances Control Act, as amended.

Unavoidable Delays:  Delays due to strikes, lock-outs, labor unrest, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or other causes beyond the control of the party responsible for performing an obligation hereunder, provided that lack of funds shall not be deemed a cause beyond the control of either party hereto unless such lack of funds is caused by the failure of the other party hereto to perform any obligations of such party under this Lease or any guaranty of this Lease.

Uneconomic for its Primary Intended Use:  A state or condition of any Facility such that, in the good faith judgment of Operating Lessee, reasonably exercised and evidenced by the resolution of the board of directors or other governing body of Operating Lessee, such Facility cannot be operated on a commercially practicable basis for its Primary Intended Use, taking into account, among other relevant factors, the number of usable rooms and projected revenues, such that Operating Lessee intends to, and shall, complete the cessation of operations from the Facility.

Uniform System:  The Uniform System of Accounts for Hotels (11th Revised Edition, 2014) as published by the Hotel Association of New York City, Inc., as same may hereafter be revised.

Unsuitable for its Primary Intended Use:  A state or condition of any Facility such that, in the good faith judgment of Operating Lessee, reasonably exercised and evidenced by the resolution of the board of directors or other governing body of Operating Lessee, due to casualty damage or loss through Condemnation, the Facility cannot function as an integrated hotel facility consistent with standards applicable to a well maintained and operated hotel.

Working Capital: As defined in Section 5.3.

Working Capital Note: As defined in Section 5.3.

ARTICLE 3

RENT

3.1     Rent.  Operating Lessee shall pay to Operating Lessor, in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, without offset, abatement, demand or deduction, Minimum Rent and Adjusted Gross Rent, as applicable, during the Term, except as hereinafter expressly provided. All payments to Operating Lessor shall be made by wire transfer of immediately available federal funds or by other means reasonably acceptable to Operating Lessor in its sole discretion.

3.1.1     Payment of Rent.  On or before the second (2nd) Business Day after the required payment date under the Management Agreement for amounts due from Manager thereunder relating to each Accounting Period (whether or not such payment under the Management Agreement is made on the required payment date, Operating Lessee shall pay to Operating Lessor an amount of Rent equal to the product of (x) the Minimum Rent for the current Fiscal Year times (y) a fraction, the numerator of which is the number of elapsed Accounting Periods in such Fiscal Year (including the Accounting Period with respect to which payment of Rent is being made) and the denominator of which is 12. Additionally, annually the Operating Lessee shall pay to Operating Lessor an amount of Percentage Rent equal to the excess, if any, of "Adjusted Gross Rent," being XX% of the  sum of (x) Excess Adjusted Revenues less (y) the Credit Amount plus (z) the Supplemental Amount, over (B) the aggregate amount of Minimum Rent previously paid pursuant to this Section 3.1.1 during such Fiscal Year (less the aggregate amount previously paid by Operating Lessor to Operating Lessee pursuant to the next sentence in this Section 3.1.1 during such Fiscal Year).  In the event of a change in the Accounting Period during the Term which results in payment dates (and/or number of payments) different from the payment dates (and/or number of payments) provided for herein, the amount of subsequent installments of Minimum Rent shall be appropriately adjusted in a fair and equitable manner.  In the absence of agreement between Operating Lessor and Operating Lessee on the appropriate adjustments, the matter may be submitted by either party to arbitration for resolution.

3.1.2     Excess Adjusted Revenues, Credit Amount and Supplemental Amount.

(a) The "Excess Adjusted Revenues" for the applicable Fiscal Year shall be the total of the following amounts:
(1) an amount equal to the product of (a) Room Revenues times (b) the Room Revenues Percentage, plus
(2) an amount equal to the product of (a) Food and Beverage Revenues times (b) the Food and Beverage Revenues Percentage, plus
(3) an amount equal to the product of (a) Parking Revenues times (b) the Parking Revenues Percentage, plus

(4) an amount equal to the product of (a) Lease Space Revenues times (b) the Lease Space Revenues Percentage, plus
(5) an amount equal to the product of (a) Retail Revenues times (b) the Retail Revenues Percentage, plus
(6) an amount equal to the product of (a) Other Revenues times (b) the Other Revenues Percentage, less
(7) an amount equal to the product of (a) the Occupied Rooms times (b) the Occupied Room Amount, less

(8) an amount equal to the product of (a) Base Rent Credit times (b) a fraction, the numerator of which is the number of elapsed Accounting Periods in such Fiscal Year (including the Accounting Period with respect to which payment of Rent is being made) and the denominator of which is, less

(9) if applicable, the amount equal to the product of (x) the difference, if any, positive or negative, as applicable, in the percentage of Gross Revenues required to be deposited by Operating Lessor in the FF&E Reserve and the FF&E Reserve Percentage on Schedule 3.1.2 and (y) Gross Revenues, such amount being the "FF&E Reserve Adjustment," and, less

(10) if applicable, the amount, if any, that Operating Lessor funds for any capital expenditures or contributions to the FF&E Reserve (other than by reason of an increase in the FF&E Reserve Percentage), which results in a Deduction (as defined in the Management Agreement) being made by Manager from Gross Revenues in order to provide for the repayment of such funding, the amount of such Deduction being the "FF&E Loan Adjustment."

(b) The "Credit Amount" for the applicable Fiscal Year shall be the greater of (1) Zero Dollars ($0.00) or (2) an amount equal to the product of (x) Excess Adjusted Revenues less the product of (i) Owner's Priority times (ii) a fraction, the numerator of which is the number of elapsed Accounting Periods in such Fiscal Year (including the Accounting Period with respect to which payment of Rent is being made) and the denominator of which is 12, times (y) the Percentage Factor.

(c) The "Supplemental Amount" for the applicable Fiscal Year shall be the sum of (1) the Base Supplemental Amount times a fraction, the numerator of which is the number of elapsed Accounting Periods in such Fiscal Year (including the Accounting Period with respect to which payment of Rent is being made) and the denominator of which is 12, and (2) the product of (x) Gross Revenues and (y) the Supplemental Percentage, (3) if applicable the FF&E Reserve Adjustment , and (4) if any, the FF&E Loan Adjustment.

3.1.3     Confirmation of Rent.

(a) Operating Lessee shall submit to Operating Lessor on each rental payment date pursuant to Section 3.1.1 a reasonably detailed schedule (the "Adjusted Gross Rent Schedule"), signed and certified by Operating Lessee to be correct, showing the Computation of Adjusted Gross Rent (including Excess Adjusted Revenues, the Credit Amount and Supplemental Amount) with respect to the Facility for the preceding Accounting Period and the calculation of the amount of Rent owed on such date (other than Additional Charges) by Operating Lessee or the amount Operating Lessor is required to pay to Operating Lessee for such Accounting Period.  Operating Lessee's Adjusted Gross Rent Schedule shall clearly indicate how much of the Gross Revenues is comprised by Room Revenues, Food and Beverage Revenues, Parking Revenues, Retail Revenues, Lease Space Revenues, and Other Revenues, and shall contain such detail and breakdown as Operating Lessor may reasonably require.  If, after notice from Operating Lessor and the expiration of the cure period provided for in Section 14.1(c) of this Lease, Operating Lessee fails to submit the Adjusted Gross Rent Schedule to Operating Lessor when due, Operating Lessor, in addition to any other remedies Operating Lessor has, shall have the right (subject to compliance with the Management Agreement and the Consent and Assignment) to retain an independent certified public accountant, at Operating Lessee's sole expense, to prepare such Adjusted Gross Rent Schedule and to perform all inspections and audits related thereto.

(b) Operating Lessee shall maintain in accordance with the usual and customary practices of Operating Lessee and in accordance with GAAP during the Term, for the current Fiscal Year and for the immediately preceding Fiscal Year, (i) complete and accurate general books of account, which shall reflect Gross Revenues, and (ii) all other original records and other pertinent papers that will enable Operating Lessor to determine the Gross Revenues derived by Operating Lessee during the relevant Fiscal Year from Room Revenues, Food and Beverage Revenues, Parking Revenues, Retail Revenues, Lease Space Revenues, and Other Revenues, or as otherwise outlined in the Uniform System of Accounts.  Such records for the current and most recent Fiscal Year shall be maintained at Operating Lessee's corporate headquarters.  The provisions of this Section 3.1.3(b) shall survive the expiration or earlier termination of this Lease for a period of three (3) years thereafter, subject to extension upon Notice from Operating Lessor, provided that all storage and related expenses of maintaining records beyond such three-year period shall be at Operating Lessor's sole cost and expense.  In addition to the audit rights set forth in Section 3.1.3(c) below, in the event Operating Lessor, any Lending Institution, any Facility Mortgagee, or any potential purchaser of the Leased Property, or any of their respective representatives, desires to audit Operating Lessee's financial records described in clauses (i) and (ii) above, Operating Lessee shall, at Operating Lessor's sole cost and expense, cooperate with such audit by making such records available at Operating Lessee's corporate headquarters during normal business hours upon reasonable prior Notice.

(c) Operating Lessor shall have fifty (50) days after the receipt of the Year End Adjusted Gross Rent Schedule to have an independent certified public accountant examine Operating Lessee's records, during regular business hours upon reasonable prior Notice by Operating Lessor, of Room Revenues, Food and Beverage Revenues, and/or Other Revenues for the related Fiscal Year and all other relevant financial information.  The acceptance by Operating Lessor of each periodic payment of Adjusted Gross Rent shall not prejudice Operating Lessor's right to proceed with such examination as described in the immediately preceding sentence.  If Operating Lessor raises no objections within such fifty (50)-day period, the Year End Adjusted Gross Rent Schedule shall be deemed to have been accepted by Operating Lessor as true and correct, and Operating Lessor shall have no further right to question its accuracy.  Notwithstanding the foregoing, if the Owner (as defined in the Management Agreement) has less than sixty (60) days to review the annual operating statement under the Management Agreement, the fifty (50) day period set forth above shall be reduced to a number of days equal to (i) the number of days Owner has to review the annual operating statement under the Management Agreement, less (ii) five (5) days.  If Operating Lessor does raise such an objection, by Notice to Operating Lessee, Operating Lessor shall arrange for an independent certified public accountant to commence such examination within fifty (50) days after the date of such objection and shall cause such audit to be completed no later than one hundred eighty (180) days after Operating Lessor's receipt of the Year End Adjusted Gross Rent Schedule.  Operating Lessor shall pay all costs and expenses of such audit; provided, however:

(i) if such audit discloses that the amount of Adjusted Gross Rent was underreported by Operating Lessee by five percent (5%) or more for such Fiscal Year, Operating Lessee shall pay to Operating Lessor, within fifteen (15) days of its receipt of Notice from Operating Lessor, the cost of the audit, as Additional Charges, in addition to any deficiency in Adjusted Gross Rent that may be due to Operating Lessor; or

(ii) if the audit discloses that the amount of Adjusted Gross Rent either was not underreported or was underreported by Operating Lessee by less than five percent (5%), Operating Lessor shall be responsible for all costs associated with the audit and Operating Lessee shall pay, within fifteen (15) days of its receipt of Notice from Operating Lessor, any deficiency in Adjusted Gross Rent that may be due to Operating Lessor; or

(iii) if the audit discloses that the Adjusted Gross Rent was over-reported by Operating Lessee for the related Fiscal Year, Operating Lessor shall be responsible for all costs associated with the audit, shall give Operating Lessee Notice of such over-reporting within fifteen (15) days of Operating Lessor's receipt of audit results, and shall reimburse the amount of such overpayment to Operating Lessee in cash along with delivery of such Notice to Operating Lessee.

(iv) The provisions of this Section 3.1.3(c) shall survive the expiration or the earlier termination of this Lease for a period of one (1) year thereafter.

3.1.4     Reserved.

3.1.5     Additional Charges.

In addition to the Minimum Rent and Adjusted Gross Rent payable hereunder, Operating Lessee shall pay and discharge as and when due and payable the following (collectively, "Additional Charges"):

(a) Impositions.  Subject to Article 10 relating to Permitted Contests and the right of any Facility Mortgagee to require tax escrows as described in the last sentence of this paragraph of subsection (a), Operating Lessee shall pay or cause to be paid all Impositions (other than Real and/or Personal Property Taxes of the Lessor which shall be paid by the Lessor) attributable to any period during the Term before any fine, penalty, interest or cost (other than any opportunity cost as a result of a failure to take advantage of any discount for early payment) may be added for nonpayment, such payments to be made directly to the taxing authorities where feasible, and shall promptly, upon request, furnish to Operating Lessor copies of official receipts or other satisfactory proof evidencing such payments.  If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Operating Lessee may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, shall pay such installments during the Term as the same become due and before any fine, penalty, premium, further interest or cost may be added thereto.  Operating Lessor, at its expense, shall, to the extent required or permitted by Legal Requirements, prepare and file all tax returns required to be filed by Operating Lessor, including, without limitation, returns in respect of Operating Lessor's net income, gross receipts, sales and use, single business, transaction, privilege, rent, ad valorem, franchise taxes, Real Estate Taxes and other Operating Lessor Obligations, and taxes on its capital stock, and Operating Lessee, at its expense, shall, to the extent required or permitted by Legal Requirements, prepare and file all tax returns and reports required to be filed by Operating Lessee in respect of any Imposition as may be required by any Government Agency.  Provided no monetary Default or Event of Default shall have occurred and be continuing, if any refund shall be due from any taxing authority in respect of any Imposition paid by Operating Lessee, the same shall be paid over to or retained by Operating Lessee.  Operating Lessor and Operating Lessee shall each, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. All Impositions assessed against such personal property that comprises FF&E shall be (irrespective of whether Operating Lessor or Operating Lessee shall file the relevant return) paid by the party that owns the FF&E not later than the last date on which the same may be made without interest or penalty.  All Impositions assessed against such personal property that comprises Operating Lessee's Personal Property shall be (irrespective of whether Operating Lessor or Operating Lessee shall file the relevant return) paid by Operating Lessee not later than the last date on which the same may be made without interest or penalty.  If the provisions of any Facility Mortgage require deposits on account of Impositions to be made with the Facility Mortgagee, provided the Facility Mortgagee has not elected to waive such provision, Operating Lessee shall either pay Operating Lessor the monthly amounts required with respect to any such Impositions at the time and place that payments of Minimum Rent or Adjusted Gross Rent are required and Operating Lessor shall transfer such amounts to the Facility Mortgagee or, pursuant to written direction by Operating Lessor, Operating Lessee shall make such deposits directly with the Facility Mortgagee, and such payment to Operating Lessor or Facility Mortgagee shall be deemed to satisfy Operating Lessee's obligation hereunder to pay the Impositions.

Operating Lessor shall give prompt Notice to Operating Lessee of all Impositions payable by Operating Lessee hereunder of which Operating Lessor at any time has knowledge; provided, however, that Operating Lessor's failure to give any such Notice shall in no way diminish Operating Lessee's obligation hereunder to pay such Impositions, except that Operating Lessor shall be responsible for any interest and/or penalties incurred by Operating Lessee as a result of Operating Lessor's failure to forward any invoices, assessment notices or other bills to Operating Lessee and no Default or Event of Default shall be deemed to have occurred hereunder if Operating Lessee's failure to pay timely any Impositions is due to Operating Lessor's failure to give Operating Lessee such Notice at least ten (10) days before the amounts therein are due.

Operating Lessee shall give prompt Notice to Operating Lessor of all taxes included in Operating Lessor Obligations payable by Operating Lessor hereunder of which Operating Lessee at any time has knowledge; provided, however, that Operating Lessee's failure to give any such Notice shall in no way diminish Operating Lessor's obligation hereunder to pay such Operating Lessor Obligations, except that Operating Lessee shall be responsible for any interest and/or penalties incurred by Operating Lessor as a result of Operating Lessee's failure to forward any invoices, assessment notices or other bills to Operating Lessor and no Operating Lessor Default shall be deemed to have occurred hereunder if Operating Lessor's failure to pay timely any taxes included in Operating Lessor Obligations is due to Operating Lessee's failure to give Operating Lessor such Notice at least ten (10) days before the amounts therein are due.

(b) Utility Charges. Operating Lessee shall pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in connection with the Leased Property.

(c) Insurance Premiums.  Except as otherwise provided in Section 11, Operating Lessee shall pay or cause to be paid all premiums for the insurance coverage required to be maintained by it pursuant to Article 11.

(d) Other Charges.  Operating Lessee shall pay or cause to be paid all other amounts, liabilities and obligations that Operating Lessee assumes or agrees to pay under this Lease, including, without limitation, all agreements to indemnify Operating Lessor under Sections 6.3(c) and 20.1.

(e) [Intentionally Omitted.]

(f) Reimbursement for Additional Charges.  If Operating Lessee (as opposed to Manager) pays or causes to be paid Additional Charges attributable to periods before the Commencement Date, Operating Lessee shall provide Notice to Operating Lessor of such amounts and, within fifteen (15) days thereafter, Operating Lessor shall remit to Operating Lessee the amount of such Additional Charges paid.  If Operating Lessee pays or causes to be paid Additional Charges attributable to periods after the end of the Term, Operating Lessee may, within sixty (60) days after the end of the Term, provide Notice to Operating Lessor of such amounts.  Provided no uncured monetary Default or Event of Default then exists, Operating Lessor shall reimburse Operating Lessee for all payments of such Additional Charges that are attributable to any period after the expiration or earlier termination of the Term of this Lease within fifteen (15) days after its receipt of such Notice.  Notwithstanding the foregoing, Operating Lessee shall only be reimbursed to the extent such Additional Charges are not taken into account in the calculation and settlement of Working Capital accounts as set forth in Section 5.3.  In the event Manager pays for Additional Charges attributable to periods before the Commencement Date, Operating Lessee shall receive a payment as set forth in Section 3.1.6(g) below.  Operating Lessee shall reimburse Operating Lessor within fifteen (15) days after receipt of Notice (which shall be given within sixty (60) days after the end of the Term) for any Additional Charges paid by Operating Lessor attributable to periods during the Term for which Operating Lessee received a credit in the settlement of Working Capital.

3.1.6     Adjustments to/Abatements of Rent.

(a) FF&E Adjustment to Rent.  Pursuant to the terms of Schedule 22.2, Rent shall be reduced by the amount of the FF&E Adjustments then in effect.  In the event there is an FF&E Adjustment which commences on a day other than the first day of an Accounting Period in which such FF&E Adjustment occurs, Operating Lessor shall reimburse Operating Lessee in cash, within fifteen (15) days after such FF&E Adjustment, an amount equal to the amount by which Rent paid for the Accounting Period in which the FF&E Adjustment commenced exceeded the amount of Rent (as reduced by the FF&E Adjustment) owed for such Accounting Period.

(b) Adjustment of Rent for Major Capital Expenditures.   In the event of either a reduction or increase in Gross Revenues or an adverse or beneficial impact on the Facility's operations, in either case resulting from unforeseen delays, or changes in timing or scope of a Major Capital Expenditure,  Operating Lessor and Operating Lessee shall, in good faith, negotiate possible modifications to the Minimum Rent and Adjusted Gross Rent to determine an appropriate temporary or permanent adjustment of Rent and the effective date of such adjustment.

(c) Adjustment of Rent for Change in Manager.  In the event of either a reduction or increase in Gross Revenues or an adverse or beneficial impact on the Facility's operations, in either case resulting generally from either a change in manager or a renewal of an existing management agreement, the Operating Lessor and Operating Lessee shall, in good faith, negotiate possible modifications to the Minimum Rent and Adjusted Gross Rent to determine an appropriate temporary or permanent adjustment of Rent and the effective date of such adjustment.

(d) Adjustment of Rent for Change in Franchisor.  In the event of either a reduction or increase in Gross Revenues or an adverse or beneficial impact on the Facility's operations, in either case resulting from either a change in manager or a renewal of an existing management agreement, Operating Lessor and Operating Lessee shall, in good faith, negotiate possible modifications to the Minimum Rent and Adjusted Gross Rent to determine an appropriate temporary or permanent adjustment of Rent and the effective date of such adjustment.

(e) Adjustment of Rent for Change in Major Tenant/Concessionaire. In the event of either a reduction or increase in Gross Revenues or an adverse or beneficial impact on the Facility's operations, in either case resulting from either a change in Major Tenant/Concessionaire, Operating Lessor and Operating Lessee shall, in good faith, negotiate possible modifications to the Minimum Rent and Adjusted Gross Rent to determine an appropriate temporary or permanent adjustment of Rent and the effective date of such adjustment.

(f) Adjustment for Change in Collective Bargaining Agreements. In the event of adverse or beneficial impact on the Facility's operations, in either case resulting from either a change in or renewal of the current Collective Bargaining Agreement with _______________, Operating Lessor and Operating Lessee shall, in good faith, negotiate possible modifications to the Minimum Rent and Adjusted Gross Rent to determine an appropriate adjustment of Rent and the effective date of such adjustment.

(g) Adjustment for Change in Condominium Agreement. In the event of an adverse or beneficial impact on the Facility's operations, in either case resulting from either a change in the Master Deed of __________ Condominium agreement dated _______ XX, XXXX, Operating Lessor and Operating Lessee shall, in good faith, negotiate possible modifications to the Minimum Rent and Adjusted Gross Rent to determine an appropriate adjustment of Rent and the effective date of such adjustment.

(h) Adjustment for Change in Competitive Supply. In the event of adverse or beneficial impact on the Facility's operations, in either case resulting from a change in the Competitive Supply included in the boundaries set forth in the Area Protection Agreement contained in the ________ agreement, Operating Lessor and Operating Lessee shall, in good faith, negotiate possible modifications to the Minimum Rent and Adjusted Gross Rent to determine an appropriate adjustment of Rent and the effective date of such adjustment.

(i) If Operating Lessor and Operating Lessee are unable to agree that a reduction or increase in Gross Revenues or an adverse or beneficial impact on Facility operations, in either case resulting from either a change described in Section 3.1.6 above, has occurred, within thirty (30) days after the date of Notice from either party to the other that such event has occurred (accompanied by reasonably detailed computations and documentation to support such assertion), the matter may be submitted by either party to arbitration under Article 15 for resolution and for determination of the manner of adjustment to Minimum Rent and Adjusted Gross Rent contemplated hereby.  For purposes of any such arbitration, the arbitrator shall assume that, except with respect to the proposed rent adjustment relating to a change described in Section 3.1.6 above, Operating Lessor and Operating Lessee regard the then-existing economic relationship between them as being fair and equitable and reflecting an arms-length transaction.  Accordingly, the arbitrator shall not use such proposed rent adjustment as a basis for modifying in any material way the then-existing economic provisions and other material terms of the Lease, other than in respect of such proposed rent adjustment.  The rent adjustment contemplated hereby shall reflect a fair market rent adjustment with respect to the reduction or increase in Gross Revenues or an adverse or beneficial impact on Facility operations, in either case resulting from either a change in manager or a renewal of an existing management agreement.  Operating Lessee shall continue to pay Minimum Rent and Adjusted Gross Rent as required under Sections 3.1.1 through 3.1.5 of this Lease until such time as any adjustments to Adjusted Gross Rent are agreed upon or determined as set forth above.

(j) Operating Lessee Reimbursement for Operating Lessor Obligations Paid by Manager or Operating Lessee.  Operating Lessor shall reimburse Operating Lessee in cash for the amount of any Operating Lessor Obligations either (i) paid by Manager and deducted by Manager out of amounts owed to Operating Lessee in accordance with the Management Agreement or (ii) paid by Operating Lessee, such reimbursement to be paid within fifteen (15) days after receiving Notice thereof, provided no uncured monetary Default or Event of Default then exists.

(k) Operating Lessee Reimbursement for Additional Charges Attributable to Periods prior to the Commencement Date and Paid by Manager.  In the event Manager pays Additional Charges attributable to the period before the Commencement Date, and deducts the same from "Gross Revenues" (as defined in the Management Agreement) in accordance with the Management Agreement, and such Additional Charges were not taken into account in the calculation and settlement of Working Capital accounts as set forth in Section 5.3, such Additional Charges shall be the responsibility of Operating Lessor, and Operating Lessor shall remit to Operating Lessee in cash within fifteen (15) days after receiving Notice thereof the amount of such Additional Charges paid, provided no uncured monetary Default or Event of Default then exists.  In the event any item of Gross Revenues attributable to periods prior to the Commencement Date is not properly reflected in the initial calculation of Working Capital pursuant to Section 5.3, Operating Lessee shall remit to Operating Lessor in cash within fifteen (15) days after receiving Notice thereof the amount of such item not properly reflected.

(l) Abatement of Rent for Casualty.  If and to the extent that any Casualty results in a reduction of Gross Revenues as provided in Article 12, then Rent shall be abated to the extent provided in Article 12.4.

(m) Abatement of Rent for Partial Condemnation.  In the event of a partial Condemnation as described in Article 13 which does not result in a termination of this Lease by Operating Lessor pursuant to Section 13.4, the Rent shall be abated in the manner and to the extent provided in Section 13.4.

3.2     Late Payment of Rent.

If any installment of (i) Minimum Rent, (ii) Adjusted Gross Rent or (iii) Additional Charges (but only as to those Additional Charges that are payable directly to Operating Lessor) shall not be paid on its due date, Operating Lessee shall pay Operating Lessor, on demand, as Additional Charges, a late charge (to the extent permitted by law) computed at the Overdue Rate on the amount of such installment, from the due date of such installment to the date of payment thereof.  To the extent that Operating Lessee pays any Additional Charges directly to Operating Lessor or the Facility Mortgagee pursuant to any requirement of this Lease, Operating Lessee shall be relieved of its obligation to pay such Additional Charges to the Entity to which they would otherwise be due.

In the event of any failure by Operating Lessee to pay any Additional Charges when due to any Entity other than Operating Lessor, Operating Lessee shall promptly pay and discharge, as Additional Charges, every fine, penalty, interest and cost that may be added by the Entity to which such Additional Charges are due (other than Operating Lessor) for nonpayment or late payment of such items (subject to Operating Lessor's obligation to pay or reimburse as provided in Section 3.1.5(a)).

3.3     Net Lease.

The Rent shall be absolutely net to Operating Lessor so that this Lease shall yield to Operating Lessor the full amount of the installments or amounts of Rent throughout the Term, subject to any other provisions of this Lease which expressly provide for adjustment or abatement of such Rent or expressly provide that certain Operating Lessor Obligations and Capital Expenditures are to be paid and/or performed by Operating Lessor; provided, that no adjustment to Rent under this Section shall have the effect of basing Rent, in whole or in part, on the income or profits of any Person.

3.4     No Termination, Abatement, Etc.

Except as otherwise specifically provided in this Lease, Operating Lessee, to the maximum extent permitted by law, shall remain bound by this Lease in accordance with its terms and shall neither take any action without the consent of Operating Lessor to modify, surrender or terminate this Lease, nor seek, nor be entitled to, any abatement, deduction, deferment or reduction of the Rent, or set off against the Rent, nor shall the respective obligations of Operating Lessor and Operating Lessee be otherwise affected by reason of (a) any damage to or destruction of the Leased Property or any portion thereof from whatever cause or any Condemnation; (b) the lawful or unlawful prohibition of, or restriction upon, Operating Lessee's use of the Leased Property, or any portion thereof, or the interference with such use by any Person, except to the extent that a court of competent jurisdiction has issued a final, non-appealable order determining that Operating Lessee was constructively evicted from the Leased Property; (c) any claim that Operating Lessee may have against Operating Lessor by reason of any default or breach of any warranty by Operating Lessor under this Lease or any other agreement between Operating Lessor and Operating Lessee, or to which Operating Lessor and Operating Lessee are parties (except for the Consent and Assignment); (d) any bankruptcy, insolvency, reorganization, composition, readjustment liquidation, dissolution, winding up or other proceedings affecting Operating Lessor or any assignee or transferee of Operating Lessor; or (e) any other cause whether similar or dissimilar to any of the foregoing, other than a discharge of Operating Lessee from any such obligations as a matter of law; provided, however, that the foregoing shall not apply or be construed to restrict any other rights Operating Lessee may have as a result of any act or omission by Operating Lessor constituting gross negligence or willful misconduct.  Operating Lessee hereby waives all rights arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law, to (i) modify, surrender or terminate this Lease or quit or surrender the Leased Property or any portion thereof, or (ii) entitle Operating Lessee to any abatement, reduction, suspension or deferment of the Rent or other sums payable or other obligations to be performed by Operating Lessee hereunder, except as otherwise specifically provided in this Lease and except to the extent that a court of competent jurisdiction has issued a final, non-appealable order determining that Operating Lessee was constructively evicted from the Leased Property.  The obligations of Operating Lessee hereunder shall be separate and independent covenants and agreements, and the Rent and all other sums payable by Operating Lessee hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease or this Lease shall be terminated.  Notwithstanding anything set forth in this Lease to the contrary, in any instance where, after the occurrence of a Default or an Event of Default, this Lease expressly permits Operating Lessor to retain funds which, but for the Default or Event of Default, would be payable to Operating Lessee, Operating Lessor shall refund such funds to Operating Lessee to the extent the amount exceeds the amount estimated by Operating Lessor in good faith to be necessary to compensate Operating Lessor for any cost, loss, or damage incurred or reasonably expected to be incurred in connection with such Default or Event of Default.

3.5     Change in Franchise Affiliation.  Operating Lessee shall not, without the prior written consent of Operating Lessor, which consent may be granted or withheld in Operating Lessor's sole discretion, replace the existing franchise affiliation for any Facility or select a franchise affiliation for an unaffiliated facility.

3.6     Books and Records.  Operating Lessee shall keep full and adequate books of account and other records reflecting the results of operation of each Facility on an accrual basis, all in accordance with the Uniform System and generally accepted accounting principles and the obligations of Operating Lessee under this Lease.  The books of account and all other records relating to or reflecting the operation of each Facility shall be kept either at such Facility or at Operating Lessee's offices, and shall be available to Operating Lessor and Operating Lessor's representatives, auditors, accountants or lenders at all reasonable times for examination, audit, inspection and transcription.  All of such books and records pertaining to each Facility including, without limitation, books of account, guest records and front office records, shall not be removed from such Facility or Operating Lessee's offices without the approval of Operating Lessor.

3.7     Operating Lessee Cure Right.  Notwithstanding anything contained herein to the contrary, Operating Lessor authorizes Operating Lessee to take any and all action on Operating Lessor's behalf to cure or prevent any Default or Event of Default under the Loan Documents if Operating Lessee reasonably determines that taking such action would be required to protect Operating Lessee's rights under this Lease or in Operating Lessee's Personal Property.

ARTICLE 4

PERSONAL PROPERTY; LESSOR'S LIEN

4.1     Ownership of the Leased Property.  Operating Lessee acknowledges that the Leased Property is the property of Operating Lessor and that Operating Lessee has only the right to the possession and use of the Leased Property upon the terms and conditions of this Lease.

4.2     Operating Lessee's Personal Property.  Operating Lessee will acquire and maintain throughout the Term such Inventory as is required to operate the Leased Property in the manner contemplated by this Lease.  Operating Lessee may (and shall as provided hereinbelow), at Operating Lessee's expense, install, affix or assemble or place on any parcels of the Land or in any of the Leased Improvements, any items of tangible personal property (including Inventory) owned by Operating Lessee (collectively, the "Operating Lessee's Personal Property"), it being understood that all items of tangible personal property other than Furniture and Equipment and Fixtures located on, and used in connection with, the operation of the Leased Improvements as a hotel, together with all replacements, modifications, alterations and additions thereto, shall be deemed to be the Operating Lessee's Personal Property.  All of Operating Lessee's Personal Property, other than Inventory (which shall remain with the Leased Premises and be conveyed to Operating Lessor at the expiration of the term at no cost to Operating Lessor), not removed by Operating Lessee within ten (10) days following the expiration or earlier termination of the Term shall be appropriated, sold, destroyed or otherwise disposed of by Operating Lessor without first giving Notice thereof to Operating Lessee, provided that Operating Lessor must compensate Operating Lessee for any of such Operating Lessee's Personal Property that it appropriates, sells, destroys or otherwise disposes of in an amount equal to the fair market value thereof as appraised in conformity with market appraisal standards then in use for the locality in which the property is located, except that the appraisers need not be members of the American Institute of Real Estate Appraisers, but rather shall be appraisers having at least 10 years of experience in valuing hotel tangible personal property.  Operating Lessee will, at Operating Lessee's expense, restore the Leased Property to its original condition (ordinary wear and tear excepted), including repair of all damage to the Leased Property caused by the removal of Operating Lessee's Personal Property, whether effected by Operating Lessee or Operating Lessor.  Operating Lessee may make such financing arrangements, title retention agreements, leases or other agreements with respect to the Operating Lessee's Personal Property as it sees fit; provided, that Operating Lessee first advises Operating Lessor of any such arrangement and such arrangement expressly provides that in the event of Operating Lessee's default thereunder, Operating Lessor (or Operating Lessor's designee) may cure such default and assume Operating Lessee's obligations and rights under such arrangement.

4.3     Cash Management System.  If the leased property is at any time subject to a loan which requires a Cash Management System, Operating Lessor directs Operating Lessee and Operating Lessee acknowledges and agrees, pursuant to the terms of the Cash Management Agreement, to deposit or cause to be deposited all Gross Revenue (less any amounts any Manager is entitled to withhold pursuant to the terms of the Management Agreement relating to any Facility) from the operation of the Leased Property and the Facilities into the Cash Management System so long as any amounts under the Loan are outstanding.  For purposes of this Section 4.3 only, the term "Gross Revenues" shall be deemed to include (a) proceeds of insurance and condemnation, (b) judgments and awards and (c) items constituting "allowances" under the Uniform System.  Operating Lessor hereby expressly authorizes Operating Lessee to receive any and all amounts released by Lender from the Cash Management System, including amounts deposited by Lender into any remainder account or sub account or released by Lender from any reserve or escrow account or sub account.  For each month during the Term, all funds deposited by Operating Lessee into the Cash Management System less (i) any such funds deposited into the operating expense sub account or the extraordinary expense sub account thereunder and (ii) any other such funds deposited into the remainder sub account thereunder (the "Monthly Deposit Credit"), shall be deemed to offset and be applied to the payment of Rent owed by Operating Lessee for such month.  If the Monthly Deposit Credit exceeds the amount of Rent owed by Operating Lessee for any given month (the "Excess Monthly Deposit Credit"), then the Excess Monthly Deposit Credit shall accrue interest at the Base Rate until paid or otherwise satisfied by Operating Lessor or applied as payment of rent in future periods; provided, however, that Operating Lessee hereby waives Operating Lessee's right to enforce or collect Excess Monthly Deposit Credits in cash against Operating Lessor until the date which is 12 months after the Loan has been indefeasibly paid in full and any such Excess Monthly Deposit Credits shall be subject to and subordinate in all respects to the Loan and the Loan Documents.  Notwithstanding anything contained herein to the contrary, Excess Monthly Deposit Credits shall, upon their creation, be applied first, to reduce and satisfy any Accrued Rent and all accrued and unpaid interest thereon, until all Accrued Rent has been satisfied in full.

ARTICLE 5

CONDITION OF LEASED PROPERTY; USE

5.1     Condition of the Leased Property.  Operating Lessee acknowledges receipt and delivery of possession of the Leased Property.  Operating Lessee has examined and otherwise has knowledge of the condition of the Leased Property and has found the same to be satisfactory for its purposes hereunder.  Operating Lessee is leasing the Leased Property "as is" in its present condition.  Operating Lessee waives any claim or action against Operating Lessor in respect of the condition of the Leased Property.  LESSOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY, OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OF PURPOSE OR OTHERWISE, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY LESSEE.  LESSEE ACKNOWLEDGES THAT THE LEASED PROPERTY HAS BEEN INSPECTED BY LESSEE AND IS SATISFACTORY TO LESSEE.  Provided, however, to the extent permitted by law, Operating Lessor hereby assigns to Operating Lessee all of Operating Lessor's rights to proceed against any predecessor in title other than Operating Lessee (or an Affiliate of Operating Lessee which conveyed the Property to Operating Lessor) or any contractor, materialmen or other similar Persons for breaches of warranties or representations or for latent defects in the Leased Property.  Operating Lessor shall fully cooperate with Operating Lessee in the prosecution of any such claim, in Operating Lessor's or Operating Lessee's name, all at Operating Lessee's sole cost and expense.  Operating Lessee hereby agrees to indemnify, defend and hold harmless Operating Lessor from and against any claims, obligations and liabilities against or incurred by Operating Lessor in connection with such cooperation.

5.2     Use of the Leased Property.

(a) Operating Lessee covenants that it will obtain and maintain all approvals needed to use and operate the Leased Property and the Facilities under applicable Legal Requirements.

(b) Operating Lessee shall use or cause to be used the Leased Property only as a hotel facility, and for such other uses as may be necessary or incidental to such use (the "Primary Intended Use").  Operating Lessee shall not use the Leased Property or any portion thereof for any other use without the prior written consent of Operating Lessor, which consent may be granted, denied or conditioned in Operating Lessor's reasonable discretion.  No use shall be made or permitted to be made of the Leased Property, and no acts shall be done, which will cause the cancellation or increase the premium of any insurance policy covering the Leased Property or any part thereof (unless another adequate policy satisfactory to Operating Lessor is available and Operating Lessee pays any premium increase), nor shall Operating Lessee sell or permit to be kept, used or sold in or about the Leased Property any article which may be prohibited by law or fire underwriter's regulations.  Operating Lessee shall, at Operating Lessee's sole cost, comply with all of the requirements pertaining to the Leased Property of any insurance board, association, organization or company necessary for the maintenance of insurance, as herein provided, covering the Leased Property and Operating Lessee's Personal Property.

(c) Subject to the provisions of Articles 12, 13, 19 and 20, Operating Lessee covenants and agrees that during the Term it will (1) operate continuously the Leased Property for the Primary Intended Use, (2) keep in full force and effect and comply with all the provisions of any Franchise Agreement (except that Operating Lessee shall have no obligation to complete any capital improvements to the Leased Property required by the franchisor unless the Operating Lessor funds the cost thereof), (3) not terminate or amend any Franchise Agreement without the consent of Operating Lessor, (4) maintain appropriate certifications and licenses for such use, and (5) seek to maximize the Gross Revenues generated therefrom consistent with sound business practices, and (6) seek to keep the costs and expenses of the Leased Property payable by Operating Lessor at reasonable levels.

(d) Operating Lessee shall not commit or suffer to be committed any waste on the Leased Property, or in the Facility, nor shall Operating Lessee cause or permit any nuisance thereon.

(e) Operating Lessee shall neither suffer nor permit the Leased Property or any portion thereof, or Operating Lessee's Personal Property, to be used in such a manner as (1) might reasonably tend to impair Operating Lessor's (or Operating Lessee's, as the case may be) title thereto or to any portion thereof, or (2) may reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property or any portion thereof, except as necessary in the ordinary and prudent operation of the Facility on the Leased Property.

5.3     Working Capital.

Operating Lessor hereby conveys, transfers, assigns, sells and delivers to Operating Lessee, effective as of the Commencement Date, all Working Capital (as defined below) existing on the Commencement Date (the "Initial Working Capital") at a purchase price equal to the fair market value of such assets (which Operating Lessor and Operating Lessee agree is equal to the book value of such assets on the Commencement Date after taking into account any depreciation as of the Commencement Date).  The term "Working Capital" shall mean (a) funds held for use in the day-to-day operation of the Facility's business, including, without limitation, amounts held in change or petty cash funds, deposits, operating bank accounts, pooled concentration or disbursement accounts and payroll accounts, (b) prepaid expenses, (c) Inventories and Fixed Asset Supplies, (d) net receivables due from Manager, less (e) accounts payable, accrued payroll expenses and other accrued expenses and current liabilities related to the Facility.  Except as provided in the next sentence, title to the Initial Working Capital so conveyed, transferred, assigned, sold and delivered by Operating Lessor was free and clear of any Liens of any nature whatsoever created by Operating Lessor or arising in respect of any obligation of Operating Lessor or arising by reason of any act or omission of Operating Lessor.  Operating Lessee hereby purchases and accepts delivery of the Initial Working Capital and accepts and assumes all obligations with respect thereto, effective as of the Commencement Date, and expressly acknowledges and agrees that (i) it is acquiring the Initial Working Capital subject to the Facility Mortgagee's first priority lien, if any, on some or all of such Initial Working Capital, and shall acknowledge same in writing to the Facility Mortgagee and execute UCC-1 financing statements confirming same (at Operating Lessor's expense) in accordance with the Facility Mortgagee Agreement, which financing statements shall be prepared and filed by Operating Lessor at Operating Lessor's sole cost and expense, and (ii) the Initial Working Capital shall remain subject to the provisions of the Management Agreement.  If the parties so choose, the purchase price for the Initial Working Capital may be paid by Operating Lessee's execution and delivery to Operating Lessor, as of the Commencement Date, of a Working Capital Note and Agreement in the form set forth on Exhibit B hereto (the "Working Capital Note" E), in the principal amount of said purchase price.  The Working Capital Note provides that such interest is payable from time to time at such time as each payment of Rent is due under Section 3.1.1, and the amount of interest paid under the Working Capital Note on any interest payment date also shall be credited against Rent payable on such date.  The Working Capital Note further provides that the principal amount thereof will be payable in full, together with accrued and unpaid interest thereon, upon the expiration or earlier termination of this Lease for any reason (including, without limitation, a termination by the Facility Mortgagee in accordance with Article 28 hereof) as follows: Upon such expiration or termination, Operating Lessee will transfer to Operating Lessor, in payment of the principal amount of the Working Capital Note and accrued and unpaid interest thereon, title to all Working Capital then owned by Operating Lessee (the "Final Working Capital").  To the extent that the fair market value of the Final Working Capital (which Operating Lessor and Operating Lessee agree shall be equal to the book value of such assets at such time after taking into account any depreciation as of such date) exceeds the principal amount of the Working Capital Note plus accrued and unpaid interest thereon, Operating Lessor shall pay to Operating Lessee an amount in cash equal to such excess; to the extent that such fair market value is less than the principal amount of the Working Capital Note plus accrued and unpaid interest thereon, Operating Lessee shall pay to Operating Lessor an amount in cash equal to such deficiency.

In the event that this Lease is terminated by the Facility Mortgagee pursuant to the terms of Article 28 hereof, Operating Lessee agrees that it shall transfer title to the Final Working Capital (and pay in cash any deficiency due to Operating Lessor pursuant to the Working Capital Note) directly to the Facility Mortgagee or its designee, all in accordance with the terms of the Facility Mortgagee Agreement.

Operating Lessor and Operating Lessee agree that, following the sale of the Initial Working Capital, all Working Capital during the Term of this Lease shall be the property of Operating Lessee (and not Operating Lessor) for all purposes (subject, however, to the Liens hereinafter referred to in this paragraph), and neither Operating Lessor nor Operating Lessee shall at any time take a position (in its books and records or otherwise) or make an assertion inconsistent therewith.  Operating Lessee has granted Operating Lessor a security interest in all such Working Capital pursuant to Article 28 hereof.  Operating Lessee acknowledges that Operating Lessor has pledged and assigned to the Facility Mortgagee, as additional security for Operating Lessor's obligations under the loan secured by the Facility Mortgage, (or will pledge and assign to a Facility Mortgagee, as additional security for Operating Lessor's obligations under a loan to be secured by a Facility Mortgage), the Working Capital Note and Operating Lessor's rights and interest in respect of this Lease, including all Operating Lessor Liens with respect to any and all Operating Lessee's Personal Property, including, without limitation, all Working Capital owned by Operating Lessee during the Term of this Lease, securing Operating Lessee's obligations hereunder.

5.4     Operating Lessor to Grant Easements, Etc.  Operating Lessor will, from time to time, so long as no Event of Default has occurred and is continuing, at the request of Operating Lessee and at Operating Lessee's cost and expense (but subject to the approval of Operating Lessor, which approval shall not be unreasonably withheld or delayed), (a) grant easements and other rights in the nature of easements with respect to the Leased Property to third parties, (b) release existing easements or other rights in the nature of easements which are for the benefit of the Leased Property, (c) dedicate or transfer unimproved portions of the Leased Property for road, highway or other public purposes, (d) execute petitions to have the Leased Property annexed to any municipal corporation or utility district, (e) execute any covenants and restrictions affecting the Leased Property and (f) execute and deliver to any Person any instrument appropriate to confirm or effect such grants, releases, dedications, transfers, petitions and amendments (to the extent of Operating Lessor's interests in the Leased Property), but only upon delivery to Operating Lessor of an officer's certificate stating that such grant, release, dedication, transfer, petition or amendment does not interfere with the proper conduct of the business of Operating Lessee on the Leased Property and does not materially reduce the value of the Leased Property.

5.5     Engagement of a Manager:   Operating Lessee shall not engage a manager for the Leased Property other than a Qualified Manager without the written consent of the Operating Lessor, which may be given or withheld in Operating Lessor's reasonable discretion.  Any management contract, agreement or other arrangement entered into by Operating Lessee shall not relieve Operating Lessee of any of Operating Lessee's obligations hereunder and any such agreement shall be expressly subordinate to the terms and conditions of this Lease.

ARTICLE 6

COMPLIANCE WITH LAWS

6.1     Compliance with Legal and Insurance Requirements, Etc.  Subject to Section 6.3 below and Article 10 relating to permitted contests, Operating Lessee, at Operating Lessee's expense, will promptly (a) comply with all applicable Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair and restoration of the Leased Property, and (b) procure, maintain and comply with all appropriate licenses and other authorizations required for any use of the Leased Property and Operating Lessee's Personal Property then being made, and for the proper erection, installation, operation and maintenance of the Leased Property or any part thereof.

6.2     Legal Requirement Covenants.  Subject to Section 6.3 below, Operating Lessee covenants and agrees that the Leased Property and Operating Lessee's Personal Property shall not be used for any unlawful purpose and that Operating Lessee shall not permit or suffer to exist any unlawful use of the Leased Property by others.  Operating Lessee shall acquire and maintain all appropriate licenses, certifications, permits and other authorizations and approvals needed to operate the Leased Property in its customary manner for the Primary Intended Use, and any other lawful use conducted on the Leased Property as may be permitted from time to time hereunder.  Operating Lessee further covenants and agrees that Operating Lessee's use of the Leased Property and maintenance, alteration, and operation of the same, and all parts thereof, shall at all times conform to all Legal Requirements, unless the same are finally determined by a court of competent jurisdiction to be unlawful (and Operating Lessee shall cause all tenants, invitee or others to so comply with all Legal Requirements).  Operating Lessee may, however, upon prior Notice to Operating Lessor, contest the legality or applicability of any such Legal Requirement or any licensure or certification decision if Operating Lessee maintains such action in good faith, with due diligence, without prejudice to Operating Lessor's rights hereunder, and at Operating Lessee's sole expense.  Operating Lessee may delay compliance with any such Legal Requirement pending the outcome of any such contest provided no lien, charge or civil or criminal liability would be incurred and imposed upon Operating Lessee, Operating Lessor or the Leased Property by reason of any such delay and provided Operating Lessee both (a) furnishes to Operating Lessor security reasonably satisfactory to Operating Lessor against any loss or injury by reason of such contest or delay and (b) prosecutes the contest with due diligence and in good faith.

6.3     Environmental Covenants.  Operating Lessor and Operating Lessee (in addition to, and not in diminution of, Operating Lessee's covenants and undertakings in Sections 6.1 and 6.2 hereof) covenant and agree as follows:

(a) At all times hereafter until the later of (i) such time as all liabilities, duties or obligations of Operating Lessee to the Operating Lessor under this Lease have been satisfied in full and (ii) such time as Operating Lessee completely vacates the Leased Property and surrenders possession of the same to Operating Lessor, Operating Lessee shall fully comply with all Environmental Laws applicable to the Leased Property and the operations thereon.  Operating Lessee agrees to give Operating Lessor prompt written notice of (1) all Environmental Liabilities; (2) all pending, threatened or anticipated Proceedings, and all notices, demands, requests or investigations, relating to any Environmental Liability or relating to the issuance, revocation or change in any Environmental Authorization required for operation of the Leased Property; (3) all Releases at, on, in, under or in any way affecting the Leased Property, or any Release known by Operating Lessee at, on, in or under any property adjacent to the Leased Property; and (4) all facts, events or conditions that could reasonably lead to the occurrence of any of the above-referenced matters.

(b) Operating Lessor hereby agrees to defend, indemnify and save harmless any and all Operating Lessee Indemnified Parties from and against any and all Environmental Liabilities other than Environmental Liabilities which were caused by the acts or grossly negligent failures to act of Operating Lessee, Operating Lessee's agents, employees, contractors, invitees or licensees.

(c) Operating Lessee hereby agrees to defend, indemnify and save harmless any and all Operating Lessor Indemnified Parties from and against any and all Environmental Liabilities which were caused by the acts or grossly negligent failures to act of Operating Lessee, Operating Lessee's agents, employees, contractors, invitees or licensees.

(d) If any Proceeding is brought against any Indemnified Party in respect of an Environmental Liability with respect to which such Indemnified Party may claim indemnification under either Section 6.3(b) or (c), the Indemnifying Party, upon request, shall at such Indemnifying Party's sole expense resist and defend such Proceeding, or cause the same to be resisted and defended by counsel designated by the Indemnified Party and approved by the Indemnifying Party, which approval shall not be unreasonably withheld; provided,  however, that such approval shall not be required in the case of defense by counsel designated by any insurance company undertaking such defense pursuant to any applicable policy of insurance.  Each Indemnified Party shall have the right to employ separate counsel in any such proceeding and to participate in the defense thereof, but the fees and expenses of such counsel will be at the sole expense of such Indemnified Party unless such counsel has been approved by the Indemnifying Party, which approval shall not be unreasonably withheld.  The Indemnifying Party shall not be liable for any settlement of any such Proceeding made without its consent, which shall not be unreasonably withheld, but if settled with the consent of the Indemnifying Party, or if settled without such Indemnifying Party's consent (if its consent shall be unreasonably withheld), or if there be a final, non-appealable judgment for an adversary party in any such Proceeding, the Indemnifying Party shall indemnify and hold harmless the Indemnified Parties from and against any liabilities incurred by such Indemnified Parties by reason of such settlement or judgment.

(e) At any time any Indemnified Party has reason to believe circumstances exist which could reasonably result in an Environmental Liability, upon reasonable prior written notice to Operating Lessee stating such Indemnified Party's basis for such belief, an Indemnified Party shall be given immediate access to the Leased Property (including, but not limited to, the right to enter upon, investigate, drill wells, take soil borings, excavate, monitor, cap and use available land for the testing of remedial technologies), Operating Lessee's employees, and to all relevant documents and records regarding the matter as to which a responsibility, liability or obligation is asserted or which is the subject of any Proceeding, provided that such access may be conditioned or restricted as may be reasonably necessary to ensure compliance with law and the safety of personnel and facilities or to protect confidential or privileged information.  All Indemnified Parties requesting such immediate access and cooperation shall endeavor to coordinate such efforts to result in as minimal interruption of the operation of the Leased Property as practicable.

(f) The indemnification rights and obligations provided for in this Article 6 shall be in addition to any indemnification rights and obligations provided for elsewhere in this Lease.
(g) The indemnification rights and obligations provided for in this Article 6 shall survive the termination of this Lease.

(h) For purposes of this Section 6.3, all amounts for which any Indemnified Party seeks indemnification shall be computed net of (a) any actual income tax benefit resulting therefrom to such Indemnified Party, (b) any insurance proceeds received (net of tax effects) with respect thereto, and (c) any amounts recovered (net of tax effects) from any third parties based on claims the Indemnified Party has against such third parties which reduce the damages that would otherwise be sustained, provided that in all cases, the timing of the receipt or realization of insurance proceeds or income tax benefits or recoveries from third parties shall be taken into account in determining the amount of reduction of damages.  Each Indemnified Party agrees to use its reasonable efforts to pursue, or assign to Operating Lessee or Operating Lessor, as the case may be, any Claims or rights it may have against any third party which would materially reduce the amount of damages otherwise incurred by such Indemnified Party.

(i) Notwithstanding anything to the contrary contained in this Lease, if Operating Lessor shall become entitled to the possession of this Leased Property by virtue of the termination of this Lease or repossession of the Leased Property, then Operating Lessor may assign Operating Lessor's indemnification rights under Section 6.3 of this Lease (but not any other rights hereunder) to any Person to whom the Operating Lessor subsequently transfers the Leased Property, subject to the following conditions and limitations, each of which shall be deemed to be incorporated into the terms of such assignment, whether or not specifically referred to therein:

(1) The indemnification rights referred to in this section may be assigned only if a known Environmental Liability then exists or if a proceeding is then pending or, to the knowledge of Operating Lessee or Operating Lessor, then threatened with respect to the Leased Property;

(2) Such indemnification rights shall be limited to Environmental Liabilities relating to or specifically affecting the Leased Property; and
(3) Any assignment of such indemnification rights shall be limited to the immediate transferee of Operating Lessor, and shall not extend to any such transferee's successors or assigns.

ARTICLE 7

IMPROVEMENTS; MAINTENANCE

7.1     Capital Improvements, Maintenance and Repair.

(a) Subject to Section 7.1(b), Operating Lessee shall (i) keep the Leased Property and all private roadways, sidewalks and curbs appurtenant thereto that are under Operating Lessee's control, including windows and plate glass, parking lots, mechanical, electrical and plumbing systems and equipment (including conduit and ductwork), and non-load bearing interior walls, in good order and repair, except for ordinary wear and tear (whether or not the need for such repairs occurred as a result of Operating Lessee's use, any prior use, the elements or the age of the Leased Property, or any portion thereof), and, (ii) except as otherwise provided in Articles 12 or 13, with reasonable promptness, make all necessary and appropriate repairs thereto of every kind and nature, whether interior or exterior, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the commencement of the Term of this Lease (concealed or otherwise), or required by any governmental agency having jurisdiction over the Leased property, except as to the structural elements of the Leased Improvements and underground utilities.

(b) Notwithstanding any other provision of this Lease, unless the need for compliance with Section 7.1(a) is caused by Operating Lessee's negligence or willful misconduct or that of Operating Lessee's employees or agents, Operating Lessee shall not be required to bear the costs of complying with Section 7.1(a) with respect to items classified as either (i) capital items under generally accepted accounting principles, or (ii) Fixtures in, on, or under any Facility or its components, except to the extent (X) that amounts are available therefor from Operating Lessor under Article 38 or otherwise, or (Y) required under Articles 12 and 13 on the conditions set forth therein.

(c) Article 38 sets forth the only obligations of Operating Lessor to fund the cost of any repairs, replacements, alterations, restorations or renewals of any nature or description to the Leased Property, whether ordinary or extraordinary, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto, in connection with this Lease, or to maintain the Leased Property in any way.  Operating Lessee hereby waives, to the extent permitted by law, the right to make repairs at the expense of Operating Lessor pursuant to any law in effect at the time of the execution of this Lease or hereafter enacted.  Operating Lessor shall have the right to give, record and post, as appropriate, notices of nonresponsibility under any mechanic's lien laws now or hereafter existing.

(d) Nothing contained in this Lease and no action or inaction by Operating Lessor shall be construed as (i) constituting the request of Operating Lessor, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, additional repair or demolition of or to the Leased Property or any part thereof, or (ii) giving Operating Lessee any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Operating Lessor in respect thereof or to make any agreement that may create, or in any way be the basis for any right, title, interest, lien, claim or other encumbrance upon the estate of Operating Lessor in the Leased Property, or any portion thereof.

(e) Operating Lessee will, upon the expiration or prior termination of the Term, vacate and surrender the Leased Property to Operating Lessor in the condition in which the Leased Property was originally received from Operating Lessor, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for ordinary wear and tear (subject to the obligation of Operating Lessee to maintain the Leased Property in accordance with Section 7.1(a) above during the entire Term of this Lease), or damage by casualty or Condemnation (subject to the obligations of Operating Lessee to restore or repair as set forth in this Lease).

7.2     Encroachments, Restrictions, Etc.  If any of the Leased Improvements, at any time, materially encroach upon any property, street or right-of-way adjacent to the Leased Property, or violate the agreements or conditions contained in any lawful restrictive covenant or other agreement affecting the Leased Property, or any part thereof, or impair the rights of others under any easement or right-of-way to which the Leased Property is subject, then promptly upon the request of Operating Lessor or at the behest of any Person affected by any such encroachment, violation or impairment, Operating Lessee shall cooperate with Operating Lessor, at Operating Lessor's expense, subject to any title insurance insuring against such matter and any right to contest the existence of any encroachment, violation or impairment and, in such case, in the event of an adverse final determination, either (a) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Operating Lessor or Operating Lessee, or (b) make such changes in the Leased Improvements, and take such other actions, as are reasonably practicable to remove such encroachment, and to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Leased Improvements for the Primary Intended Use substantially in the manner and to the extent the Leased Improvements were operated prior to the assertion of such violation, impairment or encroachment.  Any such alterations shall be made by Operating Lessee in conformity with the applicable requirements of Article 8.

ARTICLE 8

ALTERATIONS

8.1     Alterations.  . Subject to the provisions of the Management Agreement, Operating Lessee shall have the right, at Operating Lessee's sole cost and expense, to make additions, modifications or improvements to the Leased Property which are not Capital Expenditures ("Alterations") and which have a total cost of completion of less than or equal to (a) $10,000, as to any individual Alteration, or (b) $50,000, as to all Alterations, in the aggregate, over a twelve-month period, from time to time as Operating Lessee, in its discretion, may deem desirable for the Primary Intended Use, provided that any such Alteration will not materially alter the character or purpose or materially detract from the value, operating efficiency or revenue producing capability of the Leased Property or adversely affect the ability of Operating Lessee to comply with the provisions of this Lease, and, without limiting the foregoing, will not violate any Legal Requirement or Insurance Requirement applicable to the Leased Property.  Any Alteration estimated to exceed the applicable limits set forth above shall be subject to Operating Lessor's prior approval and the terms set forth in Section 6.1.  All such Alterations shall, upon expiration or earlier termination of this Lease, pass to and become the property of Operating Lessor, free and clear of all liens and encumbrances, other than Permitted Liens.

8.2     Salvage.  All materials which are scrapped or removed in connection with the making of repairs required by Articles 7 or 8 shall be or become the property of Operating Lessor or Operating Lessee depending on which party is paying for or providing the financing for such work.

8.3     Repairs and Improvements by Operating Lessor.  Operating Lessor shall at all times have the right to make structural and non-structural repairs, additions and improvements to the Leased Improvements, including, without limitation, the addition of hotel rooms, the alteration of the facade of the Leased Property and the renovation of guest rooms.  Operating Lessee shall cooperate in Operating Lessor's undertaking such work, provided Operating Lessee shall have no obligation to pay any third party costs in connection therewith, and further provided Operating Lessee acknowledges that, except as provided in Section 3.1.6 it shall not be entitled to any abatement of rent, offset or deduction as a result of such work, regardless of whether the work involves the temporary closure of the hotel or portions thereof.

ARTICLE 9

LIENS

Subject to the provision of Article 10 relating to permitted contests, Operating Lessee will not directly or indirectly create or allow to remain and will promptly discharge at Operating Lessee's expense any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Property or any attachment, levy, claim or encumbrance in respect of the Rent, not including, however, (a) this Lease, (b) the matters, if any, included as exceptions in the title policy insuring Operating Lessor's interest in the Leased Property, (c) restrictions, liens and other encumbrances which are consented to in writing by Operating Lessor or any easements granted pursuant to the provisions of Section 5.4 of this Lease, (d) liens for those taxes upon Operating Lessor which Operating Lessee is not required to pay hereunder, (e) subleases permitted by Article 21 hereof, (f) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (i) the same are not yet payable or are payable without the addition of any fine or penalty, or (ii) such liens are in the process of being contested as permitted by Article 10, (g) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due, provided that (1) the payment of such sums shall not be postponed under any related contract for more than sixty (60) days after the completion of the action giving rise to such lien and such reserve or other appropriate provisions as shall be required by law or generally accepted accounting principles shall have been made therefore, or (2) any such liens are in the process of being contested as permitted by Article 10 hereof, (h) any liens created pursuant to the Loan Documents and (i) any liens which are the responsibility of Operating Lessor pursuant to the provisions of Article 32 of this Lease.  Notwithstanding anything to contrary contained herein, Operating Lessee will not directly or indirectly create or allow to remain and will promptly discharge at Operating Lessee's expense any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance or charge on the Leased Property that is not permitted under the Loan Documents.

ARTICLE 10

PERMITTED CONTESTS

After receiving the prior written approval of Operating Lessor, Operating Lessee, at Operating Lessee's own expense, may contest the amount or validity of any Imposition to be paid by Operating Lessee or any Legal Requirement or Insurance Requirement or any lien, attachment, levy, encumbrance, charge or claim ("Claims") not otherwise permitted by Article 9 by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, provided that (a) Operating Lessor would be permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the this Lease; (b) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Operating Lessor is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) the Leased Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, canceled  or lost; (d) Operating Lessee shall promptly upon final determination thereof pay the amount of any such Claim, together with all costs, interest and penalties which may be payable in connection therewith; (e) such proceeding shall suspend the collection of such contested Claim from the Leased Property; and (f) Operating Lessee shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Operating Lessor, to insure the payment of any such Claim, together with all interest and penalties thereon.  Operating Lessee shall be entitled to any refund of any Claims and such charges and penalties or interest thereon which have been paid by Operating Lessee or paid by Operating Lessor and for which Operating Lessor has been fully reimbursed.

ARTICLE 11

INSURANCE

11.1     General Insurance Requirements.

(a) Coverages by Operating Lessor.  During the Term of this Lease, Operating Lessor shall at Operating Lessor's expense, without reimbursement from Operating Lessee, at all times keep the Leased Property insured with the kinds and amounts of insurance described in  the Loan Agreement (except to the extent such insurance is required to be kept by the Operating Lessee pursuant to Section 11.1(b) below).  This insurance shall be written by companies authorized to issue insurance in the State.  The policies must name Operating Lessor or Lender, if applicable, as the insured or as an additional named insured, as the case may be

(b) Coverages by Operating Lessee.  During the term of this Lease, and subject to any loan agreement in place, Operating Lessee shall at Operating Lessee's expense keep the insurance described below.  This insurance shall be written by companies authorized to issue insurance in the State and otherwise acceptable to Operating Lessor.  If required by Operating Lessor, the policies must name Operating Lessor or Lender as additional insureds, as applicable.

(i) Fidelity bonds with limits and deductibles as may be reasonably requested by Operating Lessor, covering Operating Lessee's employees in job classifications normally bonded under prudent hotel management practices in the United States or otherwise required by law;

(ii) Workers' compensation insurance in accordance with all Legal Requirements for all persons employed by Operating Lessee on the Leased Property to the extent necessary to protect Operating Lessor and the Leased Property against Operating Lessee's worker's compensation claims;

(iii) Vehicle liability insurance for owned, non-owned, and hired vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000;

(iv) Comprehensive casualty insurance providing protection against any peril included within the classification "all risks" insurance coverage, together with insurance against flood, sewage backup, sprinkler damage, vandalism, and malicious mischief, to the extent of the Full Replacement Cost of Operating Lessee's Personal Property and Inventory, the proceeds of which will be distributed in accordance with Section 12.1 below; and

(v) Such other insurance as Operating Lessor may reasonably request, provided, that such other insurance is customary for facilities such as the Leased Property and the operation thereof.

11.2     Replacement Cost.  The term "Full Replacement Cost" as used herein shall mean the actual replacement cost of the Leased Property requiring replacement from time to time including an increased cost of construction endorsement, if available, and the cost of debris removal.  In the event either party believes that full replacement cost (the then-replacement cost less such exclusions) has increased or decreased at any time during the Lease Term, it shall have the right to have such full replacement cost re-determined.

11.3     Waiver of Subrogation.  All insurance policies carried by Operating Lessor or Operating Lessee covering the Leased Property, the Fixtures, any Facility or Operating Lessee's Personal Property, including, without limitation, contents, fire and casualty insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party.  The parties hereto agree that their policies will include such waiver clause or endorsement so long as the same are obtainable without extra cost, and in the event of such an extra charge the other party, at its election, may pay the same, but shall not be obligated to do so.  Each party agrees to seek recovery from any applicable insurance coverage prior to seeking recovery against the other.

11.4     Form Satisfactory, Etc.  All of the policies of insurance referred to in this Article 11 shall be written in a form, with deductibles and by insurance companies reasonably satisfactory to Operating Lessor and also shall meet and satisfy the requirements of any ground lessor, lender or franchisor having any interest in the Leased Premises.  Operating Lessee shall deliver to Operating Lessor policies or certificates of the insurance required under Section 11.1 above as of their effective date (and, with respect to any renewal policy, thirty (30) days prior to the expiration of the existing policy), and in the event of the failure of Operating Lessee either to obtain such insurance as herein called for or to pay the premiums therefor, or to deliver such policies or certificates thereof to Operating Lessor at the times required, Operating Lessor shall be entitled, but shall have no obligation, to obtain such insurance and pay the premiums therefor, and Operating Lessee shall reimburse Operating Lessor for any premium or premiums paid by Operating Lessor for the coverages required under this Section upon written demand therefor, and repay the same within thirty (30) days after Notice of such failure from Operating Lessor shall constitute an Event of Default within the meaning of Section 14.1(b).  Each insurer mentioned in this Article 11 shall agree, by endorsement to the policy or policies issued by it, or by independent instrument furnished to Operating Lessor thirty (30) days' written notice before Operating Lessor, the policy or policies in question shall be materially altered, allowed to expire or canceled.

11.5     Blanket Policy.  Notwithstanding anything to the contrary contained in this Article 11, Operating Lessee or Operating Lessor may bring the insurance provided for herein within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Operating Lessee or Operating Lessor, provided,  however, that the coverage afforded to Operating Lessor and Operating Lessee will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Lease by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Article 11 are otherwise satisfied.

11.6     Separate Insurance.  Operating Lessee shall not on Operating Lessee's own or pursuant to the request or requirement of any third party, take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article 11 to be furnished, or increase the amount of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Operating Lessor, are included therein as additional insureds, and the loss is payable under such additional separate insurance in the same manner as losses are payable under this Lease.  Operating Lessee shall immediately provide Notice to Operating Lessor that Operating Lessee has obtained any such separate insurance or of the increasing of any of the amounts of the then existing insurance.

11.7     Reports on Insurance Claims.  Operating Lessee shall promptly investigate and make a complete and timely written report to the appropriate insurance company as to all accidents, claims for damage relating to the ownership, operation, and maintenance of any Facility, any damage or destruction to any Facility and the estimated cost of repair thereof and shall prepare any and all reports required by any insurance company in connection therewith.  All such reports shall be timely filed with the insurance company as required under the terms of the insurance policy involved, and a final copy of such report shall be furnished to Operating Lessor.

ARTICLE 12

DAMAGE AND DESTRUCTION

12.1     Insurance Proceeds.  Subject to the rights of Lender under the Loan Documents, all proceeds payable by reason of any loss or damage to the Leased Property, or any portion thereof, and insured under any policy of insurance required by Article 11 of this Lease shall be paid to Lender and held in trust by Lender in an interest-bearing account for reconstruction or repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof, and, if applicable, shall be paid out by Lender from time to time for the reasonable costs of such reconstruction or repair in accordance with the terms of the Loan Documents; provided, however, in the event that the Leased Property is not covered by a Loan the foregoing provisions applicable to Lender shall apply to Operating Lessor and such proceeds shall be paid out by Operating Lessor from time to time for the reasonable costs of such reconstruction or repair upon satisfaction of reasonable terms and conditions specified by Operating Lessor.  To the extent any such proceeds under such insurance policies are released or otherwise paid by Lender to Operating Lessor (or, if no Lender, received directly by Operating Lessor) and are not required to be applied in any manner under the terms and provisions of the Loan Documents, or this Lease, then such funds shall be immediately paid over by Operating Lessor to Operating Lessee as is required to fairly compensate Operating Lessee for any loss it suffers as a result of such loss or damage.  All salvage resulting from any risk covered by insurance shall belong to Operating Lessor.

12.2     Reconstruction in the Event of Damage or Destruction.

(a) Total Destruction.  If during the Term the Leased Property is totally destroyed and the Facility thereby is rendered Unsuitable for its Primary Intended Use, Operating Lessee shall restore the Facility to substantially the same condition as existed immediately before the damage or destruction and otherwise in accordance with the terms of this Lease. Such damage or destruction shall not terminate this Lease, and the insurance proceeds shall be paid out by Operating Lessor from time to time for the reasonable costs of such restoration upon satisfaction of reasonable terms and conditions specified by Operating Lessor, and any excess proceeds remaining after such restoration shall be retained by Operating Lessor.

(b) Partial Damage.  Except as otherwise provided in this Lease, if during the Term the Leased Property is partially destroyed, but the Facility is not thereby rendered Unsuitable for its Primary Intended Use, Operating Lessee shall restore the Facility to substantially the same condition as existed immediately before the damage or destruction and otherwise in accordance with the terms of this Lease.  Such damage or destruction shall not terminate this Lease, and the insurance proceeds shall be paid out by Operating Lessor from time to time for the reasonable costs of such restoration upon satisfaction of reasonable terms and conditions specified by Operating Lessor, and any excess proceeds remaining after such restoration shall be retained by Operating Lessor.

12.3     Operating Lessee's Property.  Operating Lessor shall have no obligation to insure Operating Lessee's Personal Property against any loss of or damage to any of Operating Lessee's Personal Property.  Operating Lessee may separately insure its personal property, provided, however, no such payments under such insurance shall diminish or reduce the insurance payments otherwise payable to or for the benefit of Operating Lessor hereunder.

12.4     Abatement of Rent.  Unless this Lease is terminated in accordance herewith, any damage or destruction due to casualty notwithstanding, this Lease shall remain in full force and effect and Operating Lessee's obligation to make rental payments and to pay all other charges required by this Lease shall be equitably abated during any period required for the applicable repair and restoration.

12.5     Damage Near End of Term.  Notwithstanding any provisions of this Article 12 appearing to the contrary, if damage to or destruction of any Facility renders it unsuitable for its Primary Intended Use occurs during the last 24 months of the Term, then either party shall have the right to terminate this Lease with respect to such Facility by giving Notice to the other within thirty (30) days after the date of damage or destruction, whereupon all Accrued Rent with respect to such Facility shall be paid immediately, and this Lease shall automatically terminate with respect to such Facility five (5) days after the date of such Notice.

12.6     Waiver.  Operating Lessee hereby waives any statutory or judicially created rights of termination that may arise by reason of any damage or destruction of any Facility that Operating Lessor is obligated to restore or may restore under any of the provisions of this Lease.

12.7     Deficiency in Insurance Proceeds.  If the cost of the repair or restoration exceeds the amount of proceeds received by Operating Lessor from the insurance required under Article 11 and Operating Lessee is obligated to restore pursuant to Section 12.2 hereof, Operating Lessor agrees, subject to this Section 12.7, to contribute any excess amounts needed to restore the Facility prior to requiring Operating Lessee to commence such work.  Such difference shall be made available by Operating Lessor, together with any insurance proceeds, for application to the cost of repair and restoration in accordance with the provisions of Section 12.1.  In the event the sum of (a) the insurance proceeds released to Operating Lessor, and (b) that portion of the deductible, if any, which is greater than five percent (5%) of the cost of the repair, is equal to at least ninety-five percent (95%) of the cost of the repair or restoration, Operating Lessor shall fund the deficiency.  In the event the sum of (y) the insurance proceeds, and (z) that portion of the deductible, if any, which is greater than five percent (5%) of the cost of the repair, is less than ninety five percent (95%) of the cost of the repair or restoration, Operating Lessor shall fund such deficiency in its sole discretion; provided, however, that in the event Operating Lessor does not agree to make such deficiency available for restoration, either Operating Lessor or Operating Lessee may terminate this Lease by written notice to the other, whereupon this Lease shall terminate as provided in Article 36 and Operating Lessor shall pay to Operating Lessee a termination fee as provided in Article 36.

ARTICLE 13

EMINENT DOMAIN

13.1     Definitions.

(a) "Condemnation" means a Taking resulting from (1) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor, and (2) a voluntary sale or transfer by Operating Lessor to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

(b) "Date of Taking" means the date the Condemnor has the right to possession of the property being condemned.
(c) "Award" means all compensation, sums or anything of value awards, paid or received on a total or partial Condemnation.
(d) "Condemnor" means any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

13.2     Parties' Rights and Obligations.  If during the Term there is a Condemnation of all or any part of the Leased Property at a particular Facility or any interest in this Lease, the rights and obligations of Operating Lessor and Operating Lessees shall be determined by this Article 13, subject in all respects to any and all rights of Lender under the Loan Documents.  If Lender releases to Operating Lessor any Award in connection with a Condemnation or Taking of all or any part of the Leased Property at a Facility that is not required to be applied in any manner by the terms and provisions of the Loan Documents, then such funds shall be immediately paid over by Operating Lessor to Operating Lessee in such amounts as is required to fairly compensate Operating Lessee for any loss it suffers as a result of such Condemnation or Taking.

13.3     Total Taking.  If title to the fee of the whole of the Leased Property at a particular Facility is condemned by any Condemner, this Lease shall cease and terminate as of the Date of Taking by the Condemner.  If title to the fee of less than the whole of the Leased Property is so taken or condemned, which nevertheless renders the Leased Property Unsuitable or Uneconomic for its Primary Intended Use, Operating Lessee and Operating Lessor shall each have the option, by notice to the other, at any time prior to the Date of Taking, to terminate this Lease as of the Date of Taking.  Upon such date, if such Notice has been given, this Lease shall thereupon cease and terminate.  All Rent and Additional Charges paid or payable by Operating Lessee hereunder shall be apportioned as of the Date of Taking, and Operating Lessee shall promptly pay Operating Lessor such amounts.

13.4     Partial Taking.  If title to less than the whole of the Leased Property at a particular Facility is condemned, and such Leased Property is still suitable for its Primary Intended Use, and not Uneconomic for its Primary Intended Use, or if Operating Lessee or Operating Lessor is entitled but neither elects to terminate this Lease as provided in Section 13.3, (a) Operating Lessee, at Operating Lessee's sole cost and expense (subject to Operating Lessor's contribution as set forth below) shall with all reasonable dispatch restore the untaken portion of any Leased Improvements so that such Leased Improvements constitute a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as the Leased Improvements existing immediately prior to the Condemnation, unless such restoration extends beyond the expiration of the Term, in which case Operating Lessee shall not be required to make such restoration, and (b) Operating Lessee shall continue to pay, in the manner and at the terms herein specified, full amounts of  Rent and Additional Charges with an equitable reduction for the portion of the Leased Property so condemned.

13.5     Temporary Taking.  If the whole or any part of the Leased Property at a particular Facility or of Operating Lessee's interest under this Lease is condemned by any Condemnor for its temporary use or occupancy, this Lease shall not terminate by reason thereof, but Operating Lessee shall continue to pay, in the manner and at the terms herein specified, full amounts of  Rent and Additional Charges with an equitable reduction for the portion of the Leased Property so condemned.  Except only to the extent that Operating Lessee may be prevented from so doing pursuant to the terms of the order of the Condemnor, Operating Lessee shall continue to perform and observe all of the other terms, covenants, conditions and obligations hereof on the part of the Operating Lessee to be performed and observed, as though such Condemnation had not occurred.  In the event of any Condemnation described in this Section 13.5 the entire amount of any Award made for such Condemnation allocable to the Term of this Lease, whether paid by way of damages, rent or otherwise, shall be paid to Operating Lessor.  Operating Lessee covenants that upon the termination of any such period of temporary use or occupancy Operating Lessee's will, at Operating Lessee's sole cost and expense, promptly commence and diligently prosecute the completion of the restoration of the Leased Property as nearly as possible to the condition the Leased Property was in immediately prior to such Condemnation, with such alterations as may be approved by Operating Lessor and otherwise in accordance with the terms of this Lease and Operating Lessor's obligations under the Loan Documents, unless such period of temporary use or occupancy extends beyond the expiration of the Term, in which case Operating Lessee shall not be required to make such restoration.

13.6     Allocation of Award.  The total Award made with respect to the Leased Property or for loss of rent, or for Operating Lessor's loss of business beyond the Term, shall be solely the property of and payable to Operating Lessor.  Any Award made for loss of Operating Lessee's business during the remaining Term, if any, for the taking of Operating Lessee's Personal Property, or for removal and relocation expenses of Operating Lessee in any such proceedings shall be the sole property of and payable to Operating Lessee. In any Condemnation proceedings Operating Lessor and Operating Lessee shall each seek its Award in conformity herewith, at its respective expense; provided, however, Operating Lessee shall not initiate, prosecute acquiesce in any proceedings that may result in a diminution of any Award payable to Operating Lessor.

ARTICLE 14

DEFAULT; REMEDIES

14.1     Events of Default.  If any one or more of the following events (individually, an "Event of Default") occurs:

(a) Operating Lessee fails (i) to make any payment of the Minimum Rent or Adjusted Gross Rent payable hereunder when due and such failure continues for a period of ten (10) days after the date due, or (ii) subject to the right to contest same pursuant to Article 10 hereof, to make any required payments of Additional Charges within ten (10) days following Notice from Operating Lessor that such payment is due and owing and unpaid.

(b) Operating Lessee fails to maintain the insurance coverages that it is required to maintain under Article 11.

(c) if Operating Lessee fails to observe or perform any other term, covenant or condition of this Lease and such failure is not cured by Operating Lessee within a period of thirty (30) days after receipt by the Operating Lessee of Notice thereof from Operating Lessor, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case it shall not be deemed an Event of Default if Operating Lessee proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof provided, however, in no event shall such cure period extend beyond ninety (90) days after such Notice; or

(d) if the Operating Lessee shall file a petition in bankruptcy or reorganization for an arrangement pursuant to any federal or state bankruptcy law or any similar federal or state law, or shall be adjudicated a bankrupt or shall make an assignment for the benefit of creditors or shall admit in writing Operating Lessee's inability to pay its debts generally as they become due, or if a petition proposing the adjudication of the Operating Lessee as a bankrupt or its reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law shall be filed in any court and the Operating Lessee shall be adjudicated a bankrupt and such adjudication shall not be vacated or set aside or stayed within sixty (60) days after the entry of an order in respect thereof, or if a receiver of the Operating Lessee or of the whole or substantially all of the assets of the Operating Lessee shall be appointed in any proceeding brought by the Operating Lessee or if any such receiver, trustee or liquidator shall be appointed in any proceeding brought against the Operating Lessee and shall not be vacated or set aside or stayed within sixth (60) days after such appointment; or

(e) if Operating Lessee is liquidated or dissolved, or begins proceedings toward such liquidation or dissolution, or, in any manner, permits the sale or divestiture of substantially all of Operating Lessee's assets; or

(f) if the estate or interest of Operating Lessee in the Leased Property or any part thereof is voluntarily or involuntarily transferred, assigned, conveyed, levied upon or attached in any proceeding (unless Operating Lessee is contesting such lien or attachment in good faith in accordance with Article 10 hereof); or

(g) if, except as a result of damage, destruction or a partial or complete Condemnation, Operating Lessee voluntarily ceases operations on the Leased Property; or

(h) if the Franchise Agreement with respect to any Facility has been terminated by the franchisor as a result of any action or failure to act by the Operating Lessee, other than a failure to complete improvements required by the franchisor because the Operating Lessor has not provided funds for such improvements;

(i) intentionally omitted
(j) if Operating Lessee is or becomes a Specially Designated National or Blocked Person.

then, and in any such event, Operating Lessor may exercise one or more remedies available to it herein or at law or in equity, including but not limited to Operating Lessor's right to terminate this Lease by giving Operating Lessee not less than ten (10) days Notice of such termination except in the case of a default under Sections 14.1(d) or (e) in which case no Notice shall be required.

No Event of Default (other than a failure to make a payment of money) shall be deemed to exist under clause (c) during any time the curing thereof is prevented by an Unavoidable Delay, provided that upon the cessation of such Unavoidable Delay, Operating Lessee remedies such default or Event of Default without further delay.

14.2     Surrender.  If an Event of Default occurs (and the event giving rise to such Event of Default has not been cured within the curative period relating thereto as set forth in Section 14.1) and is continuing, whether or not this Lease has been terminated pursuant to Section 14.1, Operating Lessee shall, if requested by Operating Lessor so to do, immediately surrender and assign to Operating Lessor or Operating Lessor's designee the Leased Property including, without limitation, any and all books, records, files, licenses, permits and keys relating thereto, and quit the same and Operating Lessor may enter upon and repossess the Leased Property by reasonable force, summary proceedings, ejectment or otherwise, and may remove Operating Lessee and all other persons and any and all personal property from the Leased Property, subject to rights of any hotel guests and to any requirement of law.  Operating Lessee hereby waives any and all requirements of applicable laws for service of notice to re-enter the Leased Property.  Except as required by law, Operating Lessor shall be under no obligation to, but may if it so chooses, relet the Leased Property or otherwise mitigate Operating Lessor's damages.

14.3     Damages.  Neither (a) the termination of this Lease, (b) the repossession of the Leased Property, (c) the failure of Operating Lessor to relet the Leased Property, nor (d) the reletting of all or any portion thereof, shall relieve Operating Lessee of Operating Lessee's liability and obligations hereunder, all of which shall survive any such termination, repossession or reletting to the maximum extent permitted by law.  In the event of any such termination, Operating Lessee shall forthwith pay to Operating Lessor all Rent due and payable with respect to the Leased Property to and including the date of such termination.

In addition, Operating Lessee shall forthwith pay to Operating Lessor, at Operating Lessor's option, as and for liquidated and agreed current damages for Operating Lessee's default, either:

(1) Without termination of Operating Lessee's right to possession of the Leased Property, each installment of Rent and other sums payable by Operating Lessee to Operating Lessor under this Lease as the same becomes due and payable, which Rent and other sums shall bear interest at the Overdue Rate from the date due until paid or otherwise discharged, and Operating Lessor may enforce, by action or otherwise, any other term or covenant of this Lease; or

(2) the sum of:
(A) the unpaid Rent which had been earned at the time of termination, repossession or reletting, and

(B) the worth at the time of termination, repossession or reletting of the amount by which the unpaid Rent for the balance of the Term after the time of termination, repossession or reletting, exceeds the amount of such rental loss that Operating Lessee proves could be reasonably avoided and as reduced for rentals received after the time of termination, repossession or reletting, if and to the extent required by applicable law, and

(C) any other amount necessary to compensate Operating Lessor for all the detriment proximately caused by Operating Lessee's failure to perform Operating Lessee's obligations under this Lease or which in the ordinary course of things, would be likely to result therefrom.  The worth at the time of termination, repossession or reletting of the amount referred to in subparagraph (B) is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

14.4     Waiver.  If this Lease is terminated pursuant to Section 14.1, Operating Lessee waives, to the extent permitted by applicable law, (a) any right to a trial by jury in the event of summary proceedings to enforce the remedies set forth in this Article 14, and (b) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.

14.5     Application of Funds.  Any payments received by Operating Lessor under any of the provisions of this Lease during the existence or continuance of any Event of Default shall be applied to Operating Lessee's obligations in the order that Operating Lessor may determine or as may be prescribed by the laws of the State.

ARTICLE 15

LESSOR'S RIGHT TO CURE

If Operating Lessee fails to make any payment or to perform any act required to be made or performed under this Lease including, without limitation, Operating Lessee's failure to comply with the terms of any Franchise Agreement other than a failure to complete improvements required by the franchisor because the Operating Lessor has not provided Operating Lessee with the funds therefor, and fails to cure the same within the relevant time periods provided in Section 14.1, Operating Lessor, without waiving or releasing any obligation of Operating Lessee, and without waiving or releasing any obligation or default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Operating Lessee, and may, to the extent permitted by law, enter upon the Leased Property for such purpose and, subject to Section 14.4, take all such action thereon as, in Operating Lessor's opinion, may be necessary or appropriate therefor.  No such entry shall be deemed an eviction of Operating Lessee.  All sums so paid by Operating Lessor and all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses, in each case to the extent permitted by law) so incurred, together with a late charge thereon (to the extent permitted by law) at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Operating Lessor, shall be paid by Operating Lessee to Operating Lessor on demand.  The obligations of Operating Lessee and rights of Operating Lessor contained in this Article 15 shall survive the expiration or earlier termination of this Lease.

ARTICLE 16

REIT REQUIREMENTS.

Operating Lessee understands that in order for REIT to qualify as a REIT, the following requirements (the "REIT Requirements") must be satisfied:

(a) Anything contained in this Lease to the contrary notwithstanding, the average of the Fair Market Value at the beginning and end of a Fiscal Year of Operating Lessor's personal Property that is leased to the Operating Lessee under this Lease shall not exceed fifteen percent 15% of the average of the aggregate fair market values of all of the Leased Property at the beginning and at the end of such Fiscal Year (the "Personal Property Limitation").  If Operating Lessor reasonably anticipates that the Personal Property Limitation will be exceeded with respect to the Leased Property for any Fiscal Year, Operating Lessor shall notify Operating Lessee, and Operating Lessee either (i) shall purchase at fair market value any personal property anticipated  to be in excess of the Personal  Property Limitation ("Excess Personal Property") either from the Operating Lessor or a third party or (ii) shall lease the Excess Personal Property from a third party.  In either case, Operating Lessee's Rent obligation shall be equitably adjusted.  In addition, in the case of the purchase or lease of Excess Personal Property by the Operating Lessee from a third party, the  Operating Lessor's  capital expenditure reserve obligation pursuant to Article 38 shall be appropriately decreased to reflect the reduced need for Operating Lessor-owned personal property.  Notwithstanding anything to the contrary set forth above, Operating Lessee shall not be responsible in any way for determining whether or not Operating Lessee has exceeded or will exceed the Personal Property Limitation, and shall not be liable to Operating Lessor or any of Operating Lessor's shareholders in the event that the Personal Property Limitation is exceeded, as long as Operating Lessee meets Operating Lessee's obligation to acquire or lease any Excess Personal Property as provided above.  This Section 16 is intended to ensure that the Rent qualifies as "rents from real property," within the meaning of Section 856(d) of the Code, or any similar or successor provisions thereto, and shall be interpreted in a manner consistent with such intent.

(b) Anything contained in this Lease to the contrary notwithstanding, Operating Lessee shall not sublet the Leased Property on any basis such that the rental to be paid by the sublessee thereunder would be based, in whole or in part, on either (i) the net income or net profits derived by the business activities of the sublessee, or (ii) any other formula such that any portion of the Rent would fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto.

(c) Operating Lessee cannot sublet the Leased Property to any Person in which REIT, owns, directly or indirectly, a ten percent (10%) or more interest, within the meaning of Section 856(d)(2)(B) of the Code, or any similar or successor provisions thereto.

(d) Reserved.

(e) Operating Lessee shall not (i) directly or indirectly operate or manage a "lodging facility" within the meaning of Section 856(d)(9)(D)(ii) of the Code or a "health care facility" within the meaning of Section 856(e)(6)(D)(ii) or (ii) directly or indirectly provide to any other Person (under a franchise, license, or otherwise) rights to any brand name under which any lodging facility or health care facility is operated; provided, however, that Operating Lessee may provide such rights to Manager to operate or manage a lodging facility as long as such rights are held by Operating Lessee as a franchisee, licensee, or in a similar capacity and such lodging facility is either owned by Operating Lessee or is leased to Operating Lessee by Operating Lessor or one of Operating Lessor's Affiliates.

(f) Operating Lessee agrees, and agrees to use reasonable efforts to cause Operating Lessee's Affiliates, to use their best efforts to permit the REIT Requirements to be satisfied.  Operating Lessee agrees and agrees to use reasonable efforts to cause Operating Lessee's Affiliates, to cooperate in good faith with REIT and Operating Lessor to ensure that the REIT Requirements are satisfied, including but not limited to, providing REIT with information about the ownership of Operating Lessee, and Operating Lessee's Affiliates to the extent that such information is reasonably available.  Operating Lessee agrees, and agrees to use reasonable efforts to cause Operating Lessee's Affiliates, upon request by REIT, and, where appropriate, at REIT's expense, to take reasonable action necessary to ensure compliance with the REIT Requirements.  Immediately after becoming aware that the REIT Requirements are not, or will not be, satisfied, Operating Lessee shall notify, or use reasonable efforts to cause Operating Lessee's Affiliates to notify, REIT of such noncompliance.

(g) Both Operating Lessee and Operating Lessor agree that no provision of this lease shall be construed so as to cause REIT to fail to qualify as a REIT.

(h) Operating Lessee shall not permit any wagering activities to be conducted at or in connection with the Leased Property by any Person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with the Leased Property.

ARTICLE 17

COMPLIANCE WITH SPECIAL PURPOSE PROVISIONS

17.1     Special Purpose Requirements.

(a) Operating Lessee shall not do any of the following, without the unanimous approval of Operating Lessee's Independent Directors, if any, and all other directors of Operating Lessee:

(i) file or consent to the filing of any bankruptcy, insolvency or reorganization petition, case or proceeding, or institute any proceedings under any applicable insolvency law or otherwise seek relief under any laws relating to the relief from debts or the protection of debtors generally;

(ii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for Operating Lessee or Operating Lessor or a substantial portion of any Facility;

(iii) make any assignment for the benefit of the creditors of Operating Lessee or Operating Lessor; or
(iv) take any action in furtherance of the foregoing subparagraphs (i) through (iii).

(b) Special Purpose Covenants.  Notwithstanding any other provision of this Lease and any provision of law that otherwise so empowers the Corporation, Operating Lessee shall at all times, on Operating Lessee's own behalf and acting as the lessee of the Leased Property:

(i) remain solvent and pay Operating Lessee's debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due, and maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(ii) correct any known misunderstanding regarding Operating Lessee's separate identity and not identify itself as a division of any other Person;

(iii) maintain Operating Lessee's bank accounts, books of account, books and records separate from those of any other Person, file its own tax returns except to the extent that it is required by law to file consolidated tax returns;

(iv) maintain Operating Lessee's own records, books, resolutions and By-laws;
(v) not commingle Operating Lessee's funds or assets with those of any other Person nor participate in any cash management system with any other Person, except as contemplated by the Loan Documents;
(vi) hold Operating Lessee's assets in its own name;

(vii) conduct Operating Lessee's business in its own name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of Operating Lessor, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in subparagraph (xxi) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Operating Lessee;

(viii) (A) maintain Operating Lessee's financial statements, accounting records and other entity documents separate from those of any other Person; (B) in its financial statements, show its assets and liabilities separate and apart from those of any other Person except as required by GAAP in connection with the preparation of consolidated financial statements; and (C) not permit its assets to be listed as assets on the financial statement of any other Person except as required by GAAP in connection with the preparation of consolidated financial statements; provided, however, that any such consolidated financial statements referenced in clause (B) or (C) above shall contain a note indicating that it is a separate entity and that its separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity;

(ix) pay Operating Lessee's own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and maintain a sufficient number of employees in light of its contemplated business operations;

(x) observe all corporate formalities;
(xi) have no indebtedness except as expressly permitted by Operating Lessee's certificate of incorporation or other organizational documents as in effect on the date hereof;
(xii) not assume or guarantee or become obligated for the debts of any other Person, hold out Operating Lessee's credit as being available to satisfy the obligations of any other Person;
(xiii) not acquire obligations or securities of Operating Lessee's shareholders or any other Affiliate;

(xiv) allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;

(xv) maintain and use separate stationery, invoices and checks bearing Operating Lessee's name. The stationery, invoices, and checks utilized to collect its funds or pay its expenses shall bear its own name and shall not bear the name of any other entity unless such entity is clearly designated as being the other entity agent;

(xvi) not pledge Operating Lessee's assets for the benefit of any other Person (other than Lender);

(xvii) hold itself out and identify itself as a separate and distinct entity under Operating Lessee's own name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of Operating Lessor and not as a division or part of any other Person, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in subparagraph (xxi) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Operating Lessor;

(xviii) maintain Operating Lessee's assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xix) not make loans to any Person or hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity)

(xx) not identify Operating Lessee's shareholders or any Affiliate of any of them, as a division or part of it, and not identify itself as a division of any other Person;

(xxi) not enter into or be a party to, any transaction with Operating Lessee's shareholders, or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm's-length transaction with an unrelated third party;

(xxii) not have any of Operating Lessee's obligations guaranteed by any Affiliate, except (x) that Operating Lessor may guarantee obligations relating to any franchise or management arrangements for the Leased Properties or (y) as contemplated by the Loan Documents;

(xxiii) not form, acquire or hold any subsidiary, except that Operating Lessee may hold (x) subsidiaries solely for the purpose of holding liquor licenses and (y) a subsidiary solely for the purpose of holding title to the personal property at any Facility;

(xxiv) comply with all of the terms and provisions contained in Operating Lessee's organizational documents; and

(xxv) not engage in or seek to consent to any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of it assets, and have a Board of Directors separate from that of any other Person.

ARTICLE 18

HOLDING OVER

If Operating Lessee for any reason remains in possession of the Leased Property after the expiration or earlier termination of the Term, such possession shall be as a tenant at sufferance during which time Operating Lessee shall pay as rental each month two times the aggregate of (a) one-twelfth of the aggregate Rent payable with respect to the last Fiscal Year of the Term, (b) all Additional Charges accruing during the applicable month and (c) all other sums, if any, payable by Operating Lessee under this Lease with respect to the Leased Property.  During such period, Operating Lessee shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to tenancies at sufferance, to continue Operating Lessee's occupancy and use of the Leased Property.  Nothing contained herein shall constitute the consent, express or implied, of Operating Lessor to the holding over of Operating Lessee after the expiration or earlier termination of this Lease.

ARTICLE 19

RISK OF LOSS

During the Term, the risk of loss or of the decrease in the enjoyment and beneficial use of the Leased Property in consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than those caused by Operating Lessor and those claiming from, through or under Operating Lessor) is assumed by Operating Lessee, and, in the absence of gross negligence, willful  misconduct or breach of this Lease by Operating Lessor pursuant to Section 32.3, Operating Lessor shall in no event be answerable or accountable therefor, nor shall any of the events mentioned in this Section entitle Operating Lessee to any abatement of Rent except as specifically provided in this Lease.

ARTICLE 20

INDEMNIFICATION

20.1     Operating Lessee Indemnification.  Notwithstanding the existence of any insurance, and without regard to the policy limits of any such insurance or self-insurance, but subject to the last sentence of Section 11.4 if any insurance coverage is applicable, Section 14.4 and Article 6, Operating Lessee will protect, indemnify, hold harmless and defend Operating Lessor from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses), to the extent permitted by law, imposed upon or incurred by or asserted against Operating Lessor Indemnified Parties by reason of:  (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Leased Property or adjoining sidewalks, including without limitation any claims under liquor liability, "dram shop" or similar laws, (b) any past, present or future use, misuse, non-use, condition, management, maintenance or repair by Operating Lessee or any of Operating Lessee's agents, employees or invitee of the Leased Property or Operating Lessee's Personal Property or any litigation, proceeding or claim by governmental entitles or other third parties to which a Operating Lessor Indemnified Party is made a party or participant related to such use, misuse, non-use, condition, management, maintenance, or repair thereof by Operating Lessee or any of Operating Lessee's agents, employees or invitee, including any failure of Operating Lessee or any of Operating Lessee's agents, employees or invitee to perform any obligations under this Lease or imposed by applicable law (other than arising out of Condemnation proceedings), (c) any Impositions that are the obligations of Operating Lessee pursuant to the applicable provisions of this Lease, (d) any failure on the part of Operating Lessee to perform or comply with any of the terms of this Lease, and (e) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Leased Property to be performed by the Operating Lessor thereunder.

20.2     Operating Lessor Indemnification.  Operating Lessor shall indemnify, save harmless and defend Operating Lessee Indemnified Parties from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses imposed upon or incurred by or asserted against Operating Lessee Indemnified Parties as a result of the gross negligence or willful misconduct of Operating Lessor arising in connection with this Lease.

20.3     Payments by Indemnifying Party.  Any amounts that become payable by an Indemnifying Party under this Article 20 shall be paid within ten (10) days after liability therefor on the part of the Indemnifying Party is determined by litigation or otherwise, and if not timely paid, shall bear a late charge (to the extent permitted by law) at the Overdue Rate from the date of such determination to the date of payment.  An Indemnifying Party, at such Indemnifying Party's expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against the Indemnified party.  The Indemnified Party, at such Indemnifying Party's expense, shall be entitled to participate in any such claim, action or proceeding, and the Indemnifying Party may not compromise or otherwise dispose of the same without the consent of the Indemnified Party, which may not be unreasonably withheld.  Nothing herein shall be construed as indemnifying a Operating Lessor Indemnified Party or a Operating Lessee Indemnified Party against its own grossly negligent acts or omissions or willful misconduct.

20.4     Survival.  Operating Lessee's or Operating Lessor's liability for a breach of the provisions of this Article 20 shall survive any termination of this Lease.

ARTICLE 21

SUBLETTING AND ASSIGNMENT

21.1     Subletting and Assignment.  Subject to the provisions of Article 17 and Section 1.2 and any other express conditions or limitations set forth herein or in the Loan Documents, Operating Lessee may, but only with the prior written consent of Operating Lessor to be granted or withheld in Operating Lessor's sole discretion, (a) assign this Lease or sublet all or any part of the Leased Property or (b) sublet any retail or restaurant portion of the Leased Improvements in the normal course of the Primary Intended Use .  In the case of a subletting, the sublessee shall comply with the provisions of Section 21.2, and in the case of an assignment, the assignee shall assume in writing and agree to keep and perform all of the terms of this Lease on the part of Operating Lessee to be kept and performed and shall be, and become, jointly and severally liable with Operating Lessee for the performance thereof.  Notwithstanding the above, Operating Lessee may assign this Lease to an Affiliate without the consent of Operating Lessor; provided that any such assignee assumes in writing and agrees to keep and perform all of the terms of this Lease on the part of the Operating Lessee to be kept and preformed and shall be and become jointly and severally liable with Operating Lessee for the performance thereof.  In case of either an assignment or subletting made during the Term, Operating Lessee shall remain primarily liable, as principal rather than as surety, for the prompt payment of the Rent and for the performance and observance of all of the covenants and conditions to be performed by Operating Lessee hereunder.  An original counterpart of each such sublease and assignment and assumption, duly executed by Operating Lessee and such sublessee or assignee, as the case may be, in form and substance satisfactory to Operating Lessor, shall be delivered promptly to Operating Lessor.

21.2     Attornment.  Operating Lessee shall insert in each sublease permitted under Section 21.1 provisions to the effect that (a) such sublease is subject and subordinate to all of the terms and provisions of this Lease and to the rights of Operating Lessor hereunder, (b) if this Lease terminates before the expiration of such sublease, the sublessee thereunder will, at Operating Lessor's option, attorn to Operating Lessor and waive any right the sublessee may have to terminate the sublease or to surrender possession thereunder as a result of the termination of this Lease, and (c) if the sublessee receives a written Notice from Operating Lessor or Operating Lessor's assignees, if any, stating that an uncured Event of Default exists under this Lease, the sublessee shall thereafter be obligated to pay all rentals accruing under said sublease directly to the party giving such Notice, or as such party may direct.  All rentals received from the sublessee by Operating Lessor or Operating Lessor's assignees, if any, as the case may be, shall be credited against the amounts owing by Operating Lessee under this Lease.

ARTICLE 22

ESTOPPEL CERTIFICATES; FINANCIAL REPORTS

22.1     Estoppel Certificates.  At any time and from time to time, upon not less than ten (10) Business Days prior Notice by either party, the non-requesting party shall furnish to the requesting party, or a designee thereof, an Officer's Certificate certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications), the date to which the Rent has been paid, that to the knowledge of the certifying party, no Default or an Event of Default has occurred and is continuing or, if a Default or an Event of Default shall exist, specifying in reasonable detail the nature thereof and the steps being taken to remedy the same, and such additional information as the requesting party may reasonably request.  Any such certificate furnished pursuant to this Section 17.1 may be relied upon by the requesting party, its lender, and any prospective purchaser or mortgagee of the Leased Property or the leasehold estate conveyed hereby.

22.2     Financial Statements.  Operating Lessee shall furnish the following statements to Operating Lessor:

(a) [Intentionally Omitted];
(b) [Intentionally Omitted];

(c) within eighty (80) days after the end of each Fiscal Year, the results of operations of the Facility for the preceding Fiscal Year (the "Annual Operating Statement"), in the form received by Operating Lessee from Manager in accordance with the Management Agreement;

(d) simultaneously with the payment of Rent under Section 3.1.1, the results of operations of the Facility for the preceding Accounting Period (the "Accounting Period Statement"), in the form received by Operating Lessee from Manager in accordance with the Management Agreement;

(e) simultaneously with the payment of Rent under Section 3.1.1, the Adjusted Gross Rent Schedule and, simultaneously with the payment of Rent with respect to the final Accounting Period of each Fiscal Year, the Year End Adjusted Gross Rent Schedule;

(f) to the extent such information has been provided by Manager to Operating Lessee, not later than twenty-eight (28) days after the end of each Accounting Period, except as described below, the summary of operating results of the Facility.  Notwithstanding the foregoing, for the first Accounting Period of each Fiscal Year, the Period Report will be provided to Operating Lessor not later than thirty five (35) days after the end of the prior Fiscal Year;

(g) to the extent such information has been provided by Manager to Operating Lessee, not later than twenty-eight (28) days after each of the first three (3) quarters of any Fiscal Year, Operating Lessee will provide the forecast Gross Revenues, Room Revenues and EBITDA for the Facility.  In addition, to the extent such information is available from Manager, Operating Lessee will provide forecast Gross Revenues by department by Accounting Period and for the Fiscal Year;

(h) [Intentionally Omitted];

(i) promptly after the delivery thereof to Operating Lessee, a copy of any management letter or written report prepared by the independent certified public accountants with respect to the financial condition, operations, business or prospects of Operating Lessee, as the case may be; and

(j) at the expense of Operating Lessor, at any time and from time to time upon not less than forty-five (45) days Notice from Operating Lessor, any financial reporting information required to be filed by Operating Lessor with any securities or exchange commission, the SEC or any successor agency, or any other governmental authority, or required pursuant to any order issued by any court, governmental authority or arbitrator in any litigation to which Operating Lessor is a party, for purposes of compliance therewith. Operating Lessor may at any time, and from time to time, provide the Facility Mortgagee with copies of any of the foregoing statements, provided that Operating Lessor has used commercially reasonable efforts to cause the Facility Mortgagee to execute and deliver a confidentiality agreement reasonably satisfactory to Operating Lessee.  Upon reasonable Notice from Operating Lessor, Operating Lessee agrees to cooperate with Operating Lessor to provide to Operating Lessor the data, forecasts, and reports used in the preparation of the foregoing statements within a reasonable time frame after such data and reports become available to Operating Lessee, provided, however, that Operating Lessee makes no representation as to the accuracy of the data, forecasts and reports provided.

22.3     Annual Budget.  Within ninety (90) days after the date of this Lease, and not later than fifteen (15) days prior to the commencement of each Fiscal Year beginning with the Fiscal Year commencing January 1st of the first (1st) calendar year after the Commencement Date, Operating Lessee shall submit the Annual Budget to Operating Lessor.  The Annual Budget shall be subject to the approval of Operating Lessor in Operating Lessor's sole discretion and shall contain the following:

(a) Operating Lessee's reasonable estimate of Gross Revenues (including room rates and Room Revenues), Gross Operating Expenses, and Gross Operating Profits for the forthcoming Fiscal Year for each Facility itemized on schedules on a quarterly basis as approved by Operating Lessor and Operating Lessee, as same may be revised or replaced from time to time by Operating Lessee and approved by Operating Lessor, together with the assumptions, in narrative form, forming the basis of such schedules.

(b) An estimate of the amounts to be spent for the repair, replacement, or refurbishment of Furniture and Equipment and/or Fixtures from FF&E Reserve Funds (as such term is defined in Section 38.1 below) or otherwise.  In addition, to the extent required under any Loan Document, Operating Lessee will furnish to Operating Lessor, or Lender, on a monthly basis the monthly amount withheld from Gross Revenues for previous calendar month for Replacement Reserve Funds (together with the delivery of such amount to Lender, if required by Lender) and such other information required by Lender pertaining to Replacement Reserve Funds withheld and expenditures for the repair, replacement, or refurbishment of Furniture and Equipment and/or Fixtures.

(c) An estimate of any amounts Operating Lessor will be required to provide (pursuant to franchise agreements, management agreements or otherwise) in the forthcoming Fiscal Year for required or desirable items which would be classified as capital items by generally accepted accounting principles, and projections of the amounts that may be required in the two succeeding Fiscal Years for such items.

(d) A cash flow projection.

(e) A narrative description of the program for advertising and marketing each Facility for the forthcoming Fiscal Year containing a detailed budget itemization of the proposed advertising expenditures by category and the assumptions, in narrative form, forming the basis of such budget itemization.

22.4     Books and Records.  Operating Lessee shall keep full and adequate books of account and other records reflecting the results of operation of each Facility on an accrual basis, all in accordance with the Uniform System and generally accepted accounting principles and the obligations of Operating Lessee under this Lease.  The books of account and all other records relating to or reflecting the operation of each Facility shall be kept either at such Facility or at Operating Lessee's offices, and shall be available to Operating Lessor and Operating Lessor's representatives, auditors, accountants or lenders at all reasonable times for examination, audit, inspection and transcription.  All of such books and records pertaining to each Facility including, without limitation, books of account, guest records and front office records, shall not be removed from such Facility or Operating Lessee's offices without the approval of Operating Lessor.

ARTICLE 23

LESSOR'S RIGHT TO INSPECT

Operating Lessee shall permit Operating Lessor and Operating Lessor's authorized representatives as frequently as reasonably requested by Operating Lessor to inspect the Leased Property and Operating Lessee's accounts and records pertaining thereto, and all records maintained by any franchisor under a Franchise Agreement and make copies thereof, during usual business hours upon reasonable advance Notice, subject only to any business confidentiality requirements reasonably requested by Operating Lessee.

ARTICLE 24

NO WAIVER

No failure by Operating Lessor or Operating Lessee to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term.  To the extent permitted by law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other than existing or subsequent breach.

ARTICLE 25

REMEDIES CUMULATIVE

To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Operating Lessor or Operating Lessee now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Operating Lessor or Operating Lessee of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Operating Lessor or Operating Lessee of any or all of such other rights, powers and remedies.

ARTICLE 26

ACCEPTANCE OF SURRENDER

No surrender to Operating Lessor of this Lease or of the Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Operating Lessor and no act by Operating Lessor or any representative or agent of Operating Lessor, other than such a written acceptance by Operating Lessor, shall constitute an acceptance of any such surrender.

ARTICLE 27

NO MERGER OF TITLE

There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person or entity may acquire, own or hold, directly or indirectly:  (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (b) the fee estate in the Leased Property.

ARTICLE 28

TRANSFER OF LEASED PROPERTY; SUBORDINATION

28.1     Conveyance by Operating Lessor.  If Operating Lessor or any successor owner of the Leased Property conveys the Leased Property other than as security for a debt, and the grantee or transferee of the Leased Property expressly assumes all obligations of Operating Lessor hereunder arising or accruing from and after the date of such conveyance or transfer, Operating Lessor or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Operating Lessor under this Lease arising or accruing from and after the date of such conveyance or other transfer as to the Leased Property and all such future liabilities and obligations shall thereupon be binding upon the new owner.

28.2     Subordination to Mortgage. Subject to  the terms of Article 9, this Lease, and any and all rights of Operating Lessee hereunder, may and shall be subject and subordinate to any Facility Mortgage, any ground or master lease, and all renewals, extensions, modifications, consolidations and replacements thereof, and to each and every advance made or hereafter to be made under any such Facility Mortgage.  This section shall be self-operative and no further instrument of subordination shall be required.  In confirmation of such subordination, Operating Lessee shall promptly execute, acknowledge and deliver any instrument that Operating Lessor, the Operating Lessor under any such lease or the holder of any such mortgage or the trustee or beneficiary of any deed of trust or any of their respective successors in interest may reasonably request to evidence such subordination.  Operating Lessee shall not unreasonably withhold its consent to any amendment to this Lease reasonably required by such lender or ground lessor, provided that such amendment does not (i) increase Operating Lessee's rental obligations or other financial obligations hereunder, or (ii) have a material adverse effect upon Operating Lessee's rights hereunder, or (iii) materially increase Operating Lessee's non economic obligations hereunder, or (iv) decrease Operating Lessor's obligations hereunder.  Operating Lessor shall exercise commercially reasonable efforts to require any future Facility Mortgagee or Operating Lessor under a ground lease affecting the Leased Property to provide Operating Lessee with notice and an opportunity to cure Operating Lessor defaults under the respective Facility Mortgage or ground lease.

Any lease to which this Lease is, at the time referred to, subject and subordinate is herein called a "Superior Lease," and the Operating Lessor of a Superior Lease or its successor in interest at the time referred to is herein called "Superior Operating Lessor"; the Facility Mortgage and any other mortgage or deed of trust to which this Lease is, at the time referred to, subject and subordinate, is herein called a "Superior Mortgage," and the Facility Mortgagee and any other holder, trustee or beneficiary of a Superior Mortgage is herein called "Superior Mortgagee."  Operating Lessee shall have no obligations under any Superior Lease or Superior Mortgage.

Notwithstanding the obligations of Operating Lessee hereunder, neither any Superior Mortgagee nor any Superior Operating Lessor shall have an obligation to provide a non disturbance agreement to Operating Lessee.  Any Superior Mortgagee or Superior Operating Lessor shall have the right to terminate this Lease upon the foreclosure, deed in lieu of foreclosure or exercise of the power of sale with respect to the Leased Property; provided that, if such right is exercised because of (a) a non-monetary default by Operating Lessor under the terms of the relevant loan agreement or ground lease not caused by an Event of Default hereunder or (b) a monetary default by Operating Lessor (including a misapplication of Rent paid by Operating Lessee) where Operating Lessee is not in Default in the payment of Rent hereunder beyond the expiration of applicable notice and cure periods, then Operating Lessor shall pay to Operating Lessee the Fair Market Value of Operating Lessee's leasehold estate as of the termination date in accordance with Article 36;  provided further that (i) such fee shall be paid first by offsetting any amounts owed by Operating Lessee to Operating Lessor at such time and the balance (if any) shall be paid to Operating Lessee in cash and (ii) if such cash balance is insufficient to cover the entire Fair Market Value of Operating Lessee's leasehold estate, Operating Lessee agrees not to make any demand or claim therefor against Operating Lessor, the Facility Mortgagee, any purchaser in foreclosure or transferee by deed in lieu of foreclosure or other party claiming under any of the foregoing.

In the event a cash flow sweep structure is implemented by any Superior Mortgagee for any period during the continued implementation of such structure, (i) Operating Lessee's obligation to pay Rent or any other amounts payable hereunder shall be reduced by any amounts received by any Superior Mortgagee and (ii) Operating Lessor shall compensate Operating Lessee for any Operating Lessee Operating Profit not received because of the cash flow sweep structure (i.e., any amount swept in excess of the Rent and other amounts otherwise payable by Operating Lessee under this Lease) and any other costs incurred or advanced by Operating Lessee pursuant to this Lease.  Likewise, for any period during which cash management procedures are implemented by or on behalf of any Superior Mortgagee, (a) Operating Lessee's obligation to pay Rent or any other amounts payable hereunder shall be reduced by any amounts received by any Superior Mortgagee and (b) Operating Lessor shall compensate Operating Lessee for any Operating Lessee Operating Profit not received because of the cash management procedures (i.e., any amount swept in excess of the Rent and other amounts otherwise payable by Operating Lessee under this Lease) and any other costs incurred or advanced by Operating Lessee pursuant to this Lease.

Subject to the termination rights of any Superior Operating Lessor or Superior Mortgagee, if any, in the event that any Superior Operating Lessor or Superior Mortgagee or the nominee or designee of any Superior Operating Lessor or Superior Mortgagee shall succeed to the rights of Operating Lessor under this Lease (any such person, "Successor Operating Lessor"), whether through possession or foreclosure action or delivery of a new lease or deed, or otherwise, such Successor Operating Lessor shall recognize Operating Lessee's rights under this Lease as herein provided and Operating Lessee shall attorn to and recognize the Successor Operating Lessor as Operating Lessee's Operating Lessor under this Lease and Operating Lessee shall promptly execute and deliver any instrument that such Successor Operating Lessor may reasonably request to evidence such attornment (provided that such instrument does not alter the terms of this Lease), whereupon, this Lease shall continue in full force and effect as a direct lease between the Successor Operating Lessor and Operating Lessee upon all of the terms, conditions and covenants as are set forth in this Lease, except that the Successor Operating Lessor (unless formerly the Operating Lessor under this Lease or its nominee or designee) shall not be (a) liable in any way to Operating Lessee for any act or omission, neglect or default on the part of any prior Operating Lessor under this Lease, (b) responsible for any monies owing by or on deposit with any prior Operating Lessor to the credit of Operating Lessee (except to the extent actually paid or delivered to the Successor Operating Lessor), (c) subject to any counterclaim or setoff which theretofore accrued to Operating Lessee against any prior Operating Lessor, (d) bound by any modification of this Lease subsequent to such Superior Lease or Superior Mortgage, or by any previous prepayment of Minimum Rent or Adjusted Gross Rent for more than one (1) month in advance of the date due hereunder, which was not approved in writing by the Superior Operating Lessor or the Superior Mortgagee, (e) liable to Operating Lessee beyond the Successor Operating Lessor's interest in the Leased Property and the rents, income, receipts, revenues, issues and profits issuing from the Leased Property, (f) responsible for the performance of any work to be done by Operating Lessor under this Lease to render the Leased Property ready for occupancy by Operating Lessee or with respect to any insurance or Condemnation proceeds, or (g) required to remove any Person occupying the Leased Property or any part thereof, except if such Person claims by, through or under the Successor Operating Lessor.  Operating Lessee agrees at any time and from time to time to execute a suitable instrument in confirmation of Operating Lessee's agreement to attorn, as aforesaid.

ARTICLE 29

QUIET ENJOYMENT

So long a Operating Lessee pays all Rent as the same becomes due and complies with all of the terms of this Lease and performs Operating Lessee's obligations hereunder, in each case within the applicable grace periods, if any, Operating Lessee shall peaceably and quietly have, hold and enjoy the Leased Property for the Term hereof, free of any claim or other action by Operating Lessor or anyone claiming by, through or under Operating Lessor, but subject to all liens and encumbrances subject to which the Leased Property was conveyed to Operating Lessor or hereafter consented to by Operating Lessee or provided for herein.  Notwithstanding the foregoing, Operating Lessee shall have the right by separate and independent action to pursue any claim it may have against Operating Lessor as a result of a breach by Operating Lessor of the covenant of quiet enjoyment contained in this Section.

ARTICLE 30

NOTICES

All notices, demands, requests, consents, approvals and other communications ("Notice" or "Notices") hereunder shall be in writing and personally served or mailed (by registered or certified mail, return receipt requested and postage prepaid), if to Operating Lessor at ____________________, and if to Operating Lessee at ________________, or to such other address or addresses as either party may hereafter designate in accordance herewith.  Personally delivered Notice shall be effective upon receipt, and Notice given by mail shall be complete at the time of deposit in the U.S. Mail system, but any prescribed period of Notice and any right or duty to do any act or make any response within any prescribed period or on a date certain after the service of such Notice given by mail shall be extended five (5) days.

ARTICLE 31

[RESERVED]

ARTICLE 32

LESSOR LIENS; LESSEE RIGHTS TO CURE

32.1     Operating Lessor May Grant Liens.

(a) Without the consent of Operating Lessee, Operating Lessor may, subject to the terms and conditions set forth below in this Article 32, from time to time, directly or indirectly, create or otherwise cause to exist any lien, encumbrance or title retention agreement ("Encumbrance") upon the Leased Property, or any portion thereof or interest therein, whether to secure any borrowing or other means of financing or refinancing.  Pursuant to Article 28 hereof, this Lease shall automatically be subordinated to the lien of any such new mortgage on the Leased Property.

(b) Upon Operating Lessor's request, Operating Lessee shall execute and deliver to Operating Lessor financing statements in form sufficient to perfect the security interest granted to Lender pursuant to the Mortgage in (i) Operating Lessee's Personal Property and the proceeds thereof and (ii) all leases, contracts, concession agreements and other agreements with respect to the Leased Property.

32.2     Operating Lessee's Right to Cure.  Subject to the provisions of Section 32.3, if Operating Lessor breaches any covenant to be performed by it under this Lease, Operating Lessee, after Notice to and demand upon Operating Lessor, without waiving or releasing any obligation hereunder, and in addition to all other remedies available to Operating Lessee, may (but shall be under no obligation at any time thereafter to) make such payment or perform such act for the account and at the expense of Operating Lessor.  All sums so paid by Operating Lessee and all costs and expenses (including, without limitation, reasonable attorneys' fees) so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Operating Lessee, shall be paid by Operating Lessor to Operating Lessee on demand or, following entry of a final, non-appealable judgment against Operating Lessor for such sums, may be offset by Operating Lessee against the  Minimum Rent payments next accruing or coming due.  The rights of Operating Lessee hereunder to cure and to secure payment from Operating Lessor in accordance with this Section 32.2 shall survive the termination of this Lease with respect to the Leased Property.

32.3     Breach by Operating Lessor.  It shall be a breach of this Lease if Operating Lessor fails to observe or perform any term, covenant or condition of this Lease on Operating Lessor's part to be performed and such failure continues for a period of thirty (30) days after Notice thereof from Operating Lessee, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to continue if Operating Lessor, within such thirty (30)-day period, proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof for a period not to exceed ninety (90) days.  The time within which Operating Lessor shall be obligated to cure any such failure also shall be subject to extension of time due to the occurrence of any Unavoidable Delay.  Upon a breach by Operating Lessor, Operating Lessee shall be entitled to all available remedies at law and in equity.

ARTICLE 33

MISCELLANEOUS

33.1     Miscellaneous.

(a) Survival of Claims.  Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Operating Lessee or Operating Lessor arising prior to any date of termination of this Lease shall survive such termination.

(b) Severability.  If any term or provision of this Lease or any application thereof is invalid or unenforceable, the remainder of this Lease and any other application of such term or provisions shall not be affected thereby.

(c) Maximum Interest Rate.  If any late charges or any interest rate provided for in any provision of this Lease are based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be fixed at the maximum permissible rate.

(d) Amendment. Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated except by a written instrument signed by Operating Lessor and Operating Lessee.

(e) Attorneys' Fees.  If litigation is commenced with respect to any alleged default under this Lease, the prevailing party in such litigation shall receive, in addition to such prevailing party's damages incurred, such sum as the court shall determine as its reasonable attorneys' fees, and all costs and expenses incurred in connection therewith.

(f) Successors and Assigns. All the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(g) Headings. The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
(h) Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State, but not including its conflicts of laws rules.

33.2     Transition Procedures.  Upon the expiration or termination of the Term of this Lease, for whatever reason, Operating Lessor and Operating Lessee shall do the following (and the provisions of this Section 33.2 shall survive the expiration or termination of this Lease until they have been fully performed) and, in general, shall cooperate in good faith to effect an orderly transition of the management or lease of any Facility.

(a) Transfer of Licenses.  Upon the expiration or earlier termination of the Term, Operating Lessee shall use Operating Lessee's best efforts (i) to the full extent possible to transfer to Operating Lessor or Operating Lessor's nominee all licenses, operating permits and other governmental authorizations and all contracts, including contracts with governmental or quasi-governmental entities, that may be necessary for the operation of any Facility, including any Franchise Agreement (collectively, "Licenses"), or (ii) if such transfer is prohibited by law or Operating Lessor otherwise elects, to cooperate with Operating Lessor or Operating Lessor's nominee in connection with the processing by Operating Lessor or Operating Lessor's nominee of any applications for, any such Licenses; provided, in either case, that the costs and expenses of any such transfer or the processing of any such application shall be paid by Operating Lessor or Operating Lessor's nominee.

(b) Subleases and Concessions.  Operating Lessee shall assign to Operating Lessor or Operating Lessor's nominee simultaneously with the termination of this Lease, and the assignee shall assume all subleases and concession agreements in effect with respect to each Facility then in Operating Lessee's name.

(c) Books and Records.  All books and records for each Facility kept by Operating Lessee (or the franchisor under any Franchise Agreement) shall be delivered promptly to Operating Lessor or Operating Lessor's nominee, simultaneously with the termination of this Lease, but such books and records shall thereafter be available to Operating Lessee at all reasonable times for inspection, audit, examination and transcription for a period of one (1) year and Operating Lessee may retain (on a confidential basis) copies or computer records thereof.

(d) Remittance.  Operating Lessee shall remit to Operating Lessor or Operating Lessor's nominee, simultaneously with the termination of this Lease, all funds remaining, if any, after payment of all accrued Gross Operating Expenses, and other amounts due Operating Lessee and after deducting the costs of any scheduled repair, replacement or refurbishment of Furniture and Equipment with respect to which deposits have been made.

33.3     Waiver of Presentment, Etc.  Operating Lessee waives all presentments, demands for payment and for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance and waives all notices of the existence, creation, or incurring of new or additional obligations, except as expressly granted herein.

ARTICLE 34

MEMORANDUM OF LEASE

Operating Lessor and Operating Lessee shall promptly upon the request of either enter into a short form memorandum of this Lease, in form suitable for recording under the laws of the State in which reference to this Lease, and all options contained herein, shall be made.  Operating Lessee shall pay all costs and expenses of recording such memorandum of this Lease.

ARTICLE 35

[RESERVED]

ARTICLE 36

LESSOR'S OPTION TO TERMINATE UPON SALE

In the event Operating Lessor enters into a bona fide contract to sell the Leased Property to a non-Affiliate, Operating Lessor may terminate this Lease by giving not less than thirty (30) days prior Notice to Operating Lessee of Operating Lessor's election to terminate this Lease effective upon the closing under such contract.  Effective upon such closing, this Lease shall terminate and be of no further force and effect except as to any obligations of the parties existing as of such date that survive termination of this Lease.  As compensation for an early termination, Operating Lessor must within one hundred and eighty (180) days after the closing either (a) pay to the Operating Lessee as a termination fee an amount equal to thirty-five percent (35%) of the net income (as calculated in accordance with GAAP) earned by Operating Lessee with respect to the Leased Property (but excluding any proceeds or other consideration attributable to the sale of the Leased Property) for the 12-month period ended as of the last day of the calendar month immediately preceding such termination; or (b) offer to lease to Operating Lessee one or more comparable substitute hotel facilities (which facilities must be satisfactory to Operating Lessee in Operating Lessee's reasonable discretion) pursuant to one or more leases that would create for Operating Lessee leasehold estates that have an aggregate fair market value equal to Operating Lessee's leasehold estate under the Lease determined as of the closing of the sale of the Leased Property.  A termination payment is due to Operating Lessee only if Operating Lessee is not then in default in the payment of Rent for more than thirty (30) days.

ARTICLE 37

FRANCHISE AGREEMENT

To the extent any of the provisions of any Franchise Agreement impose a greater obligation on Operating Lessee than the corresponding provisions of this Lease, then Operating Lessee shall be obligated to comply with, and to take all reasonable actions necessary to prevent breaches or defaults under, the provisions of such Franchise Agreement.  It is the intent of the parties hereto that, except as otherwise specifically provided by this Lease, Operating Lessee shall comply in every respect with the provisions of any Franchise Agreement so as to avoid any default thereunder during the term of this Lease.  Operating Lessor and Operating Lessee agree to cooperate fully with each other in the event it becomes necessary to obtain a franchise extension or modification or a new franchise for the Leased Property, provided,  however, that Operating Lessor shall pay the entire cost of any upgrades required by any franchisor.

ARTICLE 38

ROOM SET-ASIDE; CAPITAL EXPENDITURES

38.1     FF&E Reserve.  Operating Lessee shall cause Manager to establish and maintain a reserve account (the "FF&E Reserve") in accordance with the terms of the Management Agreement and to deposit into such account during each Fiscal Year monies for the account of Operating Lessor (which amounts shall be funds of Operating Lessor for all purposes and shall be reimbursed to Operating Lessee in accordance with Section 3.1.6(f)) in the amount required to be maintained pursuant to the Management Agreement and in accordance with established custom of Manager prior to the Commencement Date.  Operating Lessor shall be responsible for the payment of all amounts required to be paid by "Owner" (as defined in the Management Agreement) pursuant to the Management Agreement to fund the FF&E Reserve, including, without limitation, any deficits therein, and for paying for all FF&E necessary for the continued operation of the Facility in accordance with First Class Operating Standards, subject to the provisions of Schedule 22.2.  Operating Lessee shall make no expenditure for replacement of FF&E in excess of the amounts in the FF&E Reserve without first obtaining the written approval of Operating Lessor (unless Operating Lessee makes such expenditures from its own funds without any right to reimbursement hereunder).  In the event Operating Lessee funds any amounts required to be funded by Operating Lessor for FF&E pursuant hereto or by "Owner" pursuant to the Management Agreement which Operating Lessor has approved, Operating Lessee shall receive a reimbursement in accordance with Section 3.1.6(f) hereof.  Any additions to or replacements of furniture, fixtures, and equipment located at the Leased Property shall become part of the FF&E which is owned by Operating Lessor, subject to the limitations set forth in Schedule 22.2 hereof.  Throughout the Term of this Lease, Operating Lessee shall, at its sole cost and expense but subject to the terms hereof and of the Management Agreement, cause all of the items of FF&E to be in proper working order and in good condition (ordinary wear and tear excepted).

38.2     Capital Expenditures.  Subject to Section 7.1, Operating Lessor shall be obligated to pay the actual costs of any items that are classified as capital items under generally accepted accounting principles which are necessary in the reasonable judgment of Operating Lessor for the continued operation of any Facility in accordance with the operating standards of any Franchise Agreement, if applicable, and otherwise approved by Operating Lessor.

38.3     Subordination of Management Fee.  Operating Lessee agrees that following receipt of written notice that an Event of Default hereunder has occurred, and prior to any cure thereof, Operating Lessee shall not pay Manager any fees or reimburse Manager for any expenses pursuant to the Management Agreement, regardless of whether accrued or not.  Any payments made by Operating Lessee under the Management Agreement in violation of this Section 38.3 shall be returned by the Manager to the Operating Lessee upon written notice by the Operating Lessor to the Manager.

ARTICLE 39

CHANGE IN REIT STATUS OR REIT REGULATIONS

In the event that REIT terminates its status as a real estate investment trust ("REIT") for tax purposes, or in the event that the Internal Revenue Code provisions are amended so that REITs are permitted to operate hotels, Operating Lessor may elect to terminate this Lease.  In the event that this Lease is so terminated, Operating Lessor shall be obligated to pay to Operating Lessee a termination payment equal to the Net Present Value (as hereinafter defined), as of the termination date of this Lease, of the cash flow to Operating Lessee from the operations of the Leased Property (after payment of all Rent hereunder).  The "Net Present Value" of the cash flow to Operating Lessee from the operations of the Leased Property shall be calculated by multiplying (a) the average annual EBITDA (as hereinafter defined) to Operating Lessee net of all Rent for the three (3) Fiscal Years ended immediately prior to the termination date, times (b) the number of Fiscal Years (or portions thereof) remaining in the Lease Term, times (c) one hundred percent (100%)  plus the average annual percentage increase in the Consumer Price Index during the three (3) Fiscal Years ended immediately prior to the date of sale, and (d) discounting the product of (a) times (b) times (c) above by the Base Rate plus one percent.  "EBITDA" means net earnings before interest, taxes, depreciation and amortization.

ARTICLE 40

ADDITIONAL COVENANTS

40.1     Indemnification Regarding Defaults Under Franchise Agreements.

(a) By Operating Lessee.  The Operating Lessee hereby agrees, during the term of this Lease, to defend, indemnify and hold harmless the Operating Lessor for any unpaid franchise fees and termination fees under any Franchise Agreement, except for defaults resulting from the Operating Lessor's failure to pay for capital expenditures required under such Franchise Agreements, as provided in Section 37 hereof.

(b) By Operating Lessor.  The Operating Lessor hereby agrees to defend, indemnify and hold harmless the Operating Lessee for any defaults under the Franchise Agreements resulting from the Operating Lessor's failure to pay for capital expenditures required under any Franchise Agreements.

IN WITNESS WHEREOF, the parties have executed this Lease by their duly authorized officers as of the date first above written.

"LESSOR"

_________________________, LLC
a Delaware limited liability company

By:
Printed Name:
Title:

"LESSEE"

___________________________, INC.
a Delaware corporation

By:
Printed Name:
Title:

EXHIBIT "A"

PROPERTY DESCRIPTION

[Attached as the immediately following page]

-00073/2-9-11/kme/kme

884670.02/LA

298671-00073/2-9-11/kme/kme

Exhibit “A”

1

EXHIBIT "B"

[ Optional ]

FORM OF
WORKING CAPITAL NOTE AND AGREEMENT

This Working Capital Note and Agreement (this "Note and Agreement") is made as of the ____ day of _____, _____, by __________________, a _____________________ (the "Maker"), and _______________________, a __________________ (the "Holder").

WHEREAS, the Maker and the Holder are parties to that certain Lease Agreement, dated as of _______________, _____ (as the same may be amended, supplemented or otherwise modified from time to time, the "Lease");

WHEREAS, pursuant to the Lease, the Holder is selling to the Maker on the date hereof the Working Capital (as defined in the Lease) existing as of the Commencement Date (as defined in the Lease) of the Lease (the "Initial Working Capital");

WHEREAS, the parties desire to enter into this Note and Agreement for the purpose, among others, of evidencing the obligation of the Maker to pay to the Holder the purchase price of the Initial Working Capital, together with interest thereon, as more fully hereinafter set forth;

NOW THEREFORE, in consideration of the foregoing and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.     FOR VALUE RECEIVED, the Maker promises to pay to the order of the Holder, at the address specified on Schedule A attached hereto ("Schedule A"), or at such other place as the Holder of this Note and Agreement may from time to time designate, the principal amount specified on Schedule A (the "Principal Amount"), together with interest on the Principal Amount from the date hereof until paid in full.

Such interest shall accrue at the rate, be calculated in the manner, and be due and payable at the times, provided in Schedule A.  All interest payments shall be in cash, except as otherwise provided in the next paragraph.

Exhibit “B”

1

The Principal Amount and all accrued and unpaid interest thereon shall be due and payable in full, in the manner set forth herein below, upon the expiration or earlier termination of the Lease for any reason (including, without limitation, a termination of the Lease by the Facility Mortgagee (as defined in the Lease) in accordance with the terms of the Lease or this Note and Agreement).  The date on which such expiration or termination occurs is sometimes hereinafter referred to as the "Maturity Date."  Payment of the Principal Amount and all accrued and unpaid interest thereon shall be made as follows:  (i) the Maker shall assign, transfer and deliver to the Holder title to all Working Capital owned by the Maker on the Maturity Date by means of one or more written instruments reasonably satisfactory in form and content to the Holder; and (ii) to the extent that the Principal Amount and all accrued and unpaid interest thereon exceeds the fair market value of such Working Capital so assigned, transferred and delivered by the Maker to the Holder (which the Maker and the Holder agree shall be equal to the book value of such Working Capital, after taking into account any depreciation as of the Maturity Date) (the "Fair Market Value"), the Maker shall pay to the Holder on the Maturity Date an amount in cash equal to the amount of such excess (the "Maker True-Up Amount").  Title to the Working Capital so assigned, transferred and delivered to the Holder shall be free and clear of any security interests, liens and other encumbrances of any nature whatsoever created by the Maker or arising in respect of any obligation of the Maker or arising by reason of any act or omission of the Maker.

All payments of cash hereunder shall be made in lawful money of the United States of America and, except as otherwise provided in a written agreement between the Maker and the Holder, without offset.

This Note and Agreement may not be prepaid in whole or in part.

The occurrence of one or more of the following events shall constitute an event of default ("Event of Default") hereunder: (i) the failure to make any payment in cash of interest hereunder when due on any interest payment date (other than the Maturity Date) if such failure continues for a period of 10 days after the due date therefor, or (ii) the failure to make any payment (in cash or in kind, as applicable) of all or any portion of the Principal Amount and all accrued and unpaid interest thereon on the Maturity Date.

Upon the occurrence of an Event of Default, the Holder shall have the option to terminate the Lease.   In addition, the interest rate otherwise applicable pursuant to Schedule A shall be increased by two hundred basis points (two (2) percentage points (2%)) per annum from the date of the Event of Default until the date on which all obligations of the Maker pursuant to this Note and Agreement are paid (in cash or in kind, as applicable) in full.  The rights and remedies provided in this paragraph are in addition to, and not in limitation of, any other rights and remedies that the Holder may have with respect to an Event of Default; it being agreed that all such rights and remedies shall be cumulative.

The Maker promises to pay all reasonable costs and expenses (including without limitation reasonable attorneys' fees and disbursements) incurred by Holder in connection with the collection or enforcement hereof.

Exhibit “B”

2

The Maker hereby waives presentment, protest, demand, notice of dishonor and all other notices, and all defenses and pleas on the grounds of any extension or extensions of the time of payments or the due date of this Note and Agreement, before or after maturity, with or without notice.  No renewal or extension of this Note and Agreement, and no delay in enforcement of this Note and Agreement or in exercising any right or power hereunder, shall affect the liability of the Maker.

Whenever used herein, the words "Maker" and "Holder" shall be deemed to include their respective successors and assigns.

2.     In the event the Maker has satisfied all of its obligations pursuant to Section 1 hereof and the Fair Market Value exceeds the Principal Amount and all accrued and unpaid interest thereon, the Holder shall pay to the Maker on the Maturity Date an amount in cash equal to the amount of such excess (the "Holder True-Up Amount").

3.     Notwithstanding anything to the contrary set forth above, in the event that the Lease is terminated by the Facility Mortgagee pursuant to the terms thereof, the Maker agrees that it shall transfer title to the Working Capital owned by it on the Maturity Date (and pay any Maker True-Up Amount payable by it under Section 1 hereof) directly to the Facility Mortgagee or its designee and that it shall look only to _________ Partnership, LLC, a Delaware limited liability company, for payment of any Holder True-Up Amount payable pursuant to Section 2 hereof.

4.     This Note and Agreement shall be governed by and construed under and in accordance with the laws of the State of Maryland (but not including the choice of law rules of such jurisdiction).

IN WITNESS WHEREOF, each of the parties hereto has caused this Note and Agreement to be duly executed on its behalf by its duly authorized representative on the date first set forth above.

[MAKER]

[HOLDER]

Exhibit “B”

3

EXHIBIT "C"

RESERVED

[OPTIONAL]

ADDENDUM TO LEASE AGREEMENT

This ADDENDUM TO LEASE AGREEMENT (this "Addendum") is made and entered into by and between _______________, a ___________  ("Operating Lessor") and _______________, Inc., a _______________  ("Operating Lessee"), as of the date set forth on the first page of that certain Lease Agreement (the "Lease") between Operating Lessor and Operating Lessee to which this Addendum is attached and incorporated.  The terms, covenants and conditions set forth herein are intended to and shall have the same force and effect as if set forth at length in the body of the Lease.  To the extent that the provisions of this Addendum are inconsistent with any provisions of the Lease, the provisions of this Addendum shall supersede and control.

1.     [INSERT ANY LENDER SPECIFIC PROVISIONS]

IN WITNESS WHEREOF, Operating Lessor and Operating Lessee have executed this Addendum concurrently with the Lease of even date herewith.

"LESSOR"

_________________________,
a

By:
Printed Name:
Title:

"LESSEE"

___________________________,
a

By:
Printed Name:
Title:

1

Schedule 3.1.2

Percentages Used in Adjusted Gross Rent Calculation

	Yr 1			Yr 2			Yr 3			Yr 4

Room Revenues Percentage		xx.xx	%		xx.xx	%		xx.xx	%		xx.xx	%
Food and Beverage Revenues Percentages		xx.xx	%		xx.xx	%		xx.xx	%		xx.xx	%
Parking Revenues Percentages		xx.xx	%		xx.xx	%		xx.xx	%		xx.xx	%
Retail Revenues Percentage		xx.xx	%		xx.xx	%		xx.xx	%		xx.xx	%
Lease Space Revenues Percentages		xx.xx	%		xx.xx	%		xx.xx	%		xx.xx	%
Other Revenues Percentage		xx.xx	%		xx.xx	%		xx.xx	%		xx.xx	%
Supplemental Percentage		xx.xx	%		xx.xx	%		xx.xx	%		xx.xx	%
FF&E Reserve Percentage		xx.xx	%		xx.xx	%		xx.xx	%		xx.xx	%
Owners Priority	$	x,xxx,xxx		$	x,xxx,xxx		$	x,xxx,xxx		$	x,xxx,xxx
Owners Priority Percentage Factor		xx.xx	%		xx.xx	%		xx.xx	%		xx.xx	%

1

Schedule 3.1.1

Minimum Rent and Amounts Used in Adjusted Gross Rent Calculation (1)

	Yr 1		Yr 2		Yr 3		Yr 4

Minimum Rent for the first Fiscal year shall be:	$	x,xxx,xxx	$	x,xxx,xxx	$	x,xxx,xxx	$	x,xxx,xxx
The Base Rent Credit for the first Fiscal Year shall be:	$	x,xxx,xxx	$	x,xxx,xxx	$	x,xxx,xxx	$	x,xxx,xxx
The Occupied Room Amount for the first Fiscal Year shall be:	$	xx.xx	$	xx.xx	$	xx.xx	$	xx.xx
The Base Supplemental Amount for the Respective Years shall be:	$	x,xxx,xxx	$	x,xxx,xxx	$	x,xxx,xxx	$	x,xxx,xxx

(1)

The above amounts are full fiscal year amounts; in the event the Commencement Date is other than the first day of a Fiscal Year, the above amounts shall be prorated for such Fiscal Year, based on the number of calendar days from the Commencement Date through the end of such Fiscal Year.

SCHEDULE 22.2

PROVISIONS RELATING TO EXCESS FF&E

(a) This Schedule 22.2 is intended to insure that all of the rent payable under this Lease qualifies as "rents from real property" within the meaning of Section 856(d) of the Code or any similar or successor provisions thereto.  In furtherance of such purpose, the parties have agreed to the terms set forth in the following paragraphs of this Schedule 22.2 with the objective that, anything contained in this Lease to the contrary notwithstanding, the average of the adjusted tax basis of the items of "personal property" (within the meaning of Section 856(d)(i)(C) of the Code) that are leased to Operating Lessee under this Lease at the beginning and at the end of any calendar year shall not exceed fifteen percent (15%) of the average of the aggregate adjusted tax bases of the Leased Property at the beginning and at the end of each such calendar year (the "FF&E Limitation").  The provisions contained in the following paragraphs shall be interpreted in a manner consistent with the intent and objective described above (it being understood that this paragraph constitutes a statement of the parties' mutual intent only and that the failure to achieve such objective, absent any Default or Event of Default under the other paragraphs of this Schedule 22.2 or any other provisions of this Lease, shall not constitute a Default or an Event of Default hereunder).

(b) If Operating Lessor reasonably anticipates and gives Notice (an "Excess FF&E Notice") and reasonably satisfactory evidence to Operating Lessee that the FF&E Limitation might be exceeded with respect to the Leased Property for any Fiscal Year, Operating Lessee shall, in accordance with the provisions set forth below and within sixty (60) days following the delivery of such Excess FF&E Notice, either (a) purchase from Operating Lessor those items or categories of FF&E to be acquired by Operating Lessor during such Fiscal Year which are designated in such Excess FF&E Notice as anticipated to cause Operating Lessor to exceed the FF&E Limitation ("Excess FF&E") or (b) arrange for ______ Subsidiary or another third party (in either case, a "Third Party Purchaser") to purchase such Excess FF&E from Operating Lessor and to lease it to Operating Lessee pursuant to a written lease agreement between such Third Party Purchaser and Operating Lessee (an "Excess FF&E Lease") that shall include the terms specified for an Excess FF&E Lease in this Schedule 22.2 and in Schedule 22.2-A hereto (it being understood that, without limiting the foregoing, Operating Lessor and Operating Lessee intend that each Excess FF&E Lease be structured in a manner intended to avoid the classification of Operating Lessee's obligations thereunder as Capitalized Lease Obligations).

(c) Upon receiving an Excess FF&E Notice, Operating Lessee shall first offer to _______ Subsidiary the opportunity to purchase from Operating Lessor the Excess FF&E designated therein and to lease same to Operating Lessee pursuant to an Excess FF&E Lease.  Each Excess FF&E Lease with _______ Subsidiary shall provide for an annual rental in an amount equal to the mathematical product of (i) the applicable Market Leasing Factor (as defined below) for all Excess FF&E subject to such Excess FF&E Lease multiplied by (ii) the Excess FF&E Value (as defined below) of the Excess FF&E subject to such Excess FF&E Lease.

(d) If _______ Subsidiary does not agree to purchase and lease all the Excess FF&E which is the subject of an Excess FF&E Notice within fifteen (15) days after the date it receives Operating Lessee's offer with respect thereto, then Operating Lessee shall either purchase such Excess FF&E from Operating Lessor for Operating Lessee's own account or shall arrange for another Third Party Purchaser that has satisfied the requirements of paragraph (j) of this Schedule 22.2 to purchase such Excess FF&E from Operating Lessor and lease it to Operating Lessee pursuant to an Excess FF&E Lease.  If a Third Party Purchaser that has satisfied the requirements of paragraph (j) of this Schedule 22.2 shall not have purchased such Excess FF&E from Operating Lessor and leased it to Operating Lessee under an Excess FF&E Lease within forty-five (45) days after Operating Lessor's delivery of the Excess FF&E Notice relating thereto, then Operating Lessee shall itself purchase such Excess FF&E from Operating Lessor as and when (but only after) Operating Lessor takes title to such Excess FF&E.  Operating Lessee shall purchase, or shall cause each Third Party Purchaser to purchase, Excess FF&E with the purchaser's own funds.

(e) With respect to any Excess FF&E first leased or purchased by Operating Lessee pursuant to the terms of this Schedule 22.2 during a particular calendar year, Operating Lessee's annual Rent obligations shall be reduced in the following manner (the "FF&E Adjustment"):

(i) For the calendar year in which such Excess FF&E is first placed in service by either Operating Lessee or a Third-Party Purchaser, such reduction shall be in an amount (the "First Year FF&E Adjustment") equal to the mathematical product of (A) the Market Leasing Factor (as defined below) for personal property with an average expected useful life corresponding to the weighted average expected useful life (as determined in accordance with GAAP and rounded to the nearest whole year) of all Excess FF&E first placed in service by Operating Lessee or a Third-Party Purchaser during such calendar year (such weighted average, the "Applicable Expected Life") times (B) the Excess FF&E Cost (as defined below) of all Excess FF&E first placed in service by Operating Lessee or a Third-Party Purchaser during such calendar year times (C) either (x) 100% if Operating Lessee leases such Excess FF&E from _______ Subsidiary or (y) 110% if Operating Lessee purchases such Excess FF&E or leases such Excess FF&E from a Third-Party Purchaser other than ______ Subsidiary times (D) 50%;

(ii) For each subsequent calendar year prior to the calendar year in which the Applicable Expected Life for such Excess FF&E expires, such reduction shall be in an amount equal to twice the First Year FF&E Adjustment; and

(iii) For the calendar year in which the Applicable Expected Life for such Excess FF&E expires, such reduction shall be in an amount equal to the First Year FF&E Adjustment.

It is contemplated that there would be a separate FF&E Adjustment for all Excess FF&E first placed in service during a single calendar year (with such FF&E Adjustment extending for a period equal to the lesser of the remaining Term or the Applicable Expected Life of the Excess FF&E acquired during such calendar year).  The Rent payable by Operating Lessee for each Accounting Period in a calendar year to which one or more FF&E Adjustments apply shall be reduced by an amount equal to the mathematical product of (i) the amount of such applicable FF&E Adjustment (or if more than one FF&E Adjustment apply in such calendar year, the sum of such applicable FF&E Adjustments) times (ii) a fraction, the numerator of which is one and the denominator of which is the number of Accounting Periods in such calendar year.  The "Excess FF&E Value" of any Excess FF&E shall be the fair market value of such Excess FF&E (which shall be the purchase price paid by the purchaser thereof from Operating Lessor, whether such purchaser is _____ Subsidiary, another Third Party Purchaser or Operating Lessee) plus the aggregate amount of out-of-pocket transactional costs (including, without limitation, reasonable attorneys' fees and any ad valorem, sales, transfer, transaction or similar tax, levy or other governmental charge) incurred by such purchaser in connection with its purchase of such Excess FF&E.  The "Market Leasing Factor" (with there to be a separate Market Leasing Factor for each whole number of years of expected useful life of Excess FF&E) shall be determined by an independent valuation expert, acceptable to both Operating Lessor and Operating Lessee, who shall determine the Market Leasing Factors based on the median of the leasing rates of at least three nationally recognized companies engaged in the business of leasing similar FF&E or personal property and equipment with average expected useful lives equal to the weighted average of the expected useful lives set forth on Schedule 22.2-B.  The cost of such expert shall be borne by Operating Lessor.  The Market Leasing Factors shall take into account any use taxes and similar Impositions payable by Operating Lessee in connection with its leasing of Excess FF&E under the relevant Excess FF&E Leases, as well as the reasonably estimated anticipated out-of-pocket cost (including reasonable attorneys' and accountants' fees) to Operating Lessee of administering such Excess FF&E Leases during the Term, so that the economic burden of such Impositions and administration costs will be borne by Operating Lessor.  The "Excess FF&E Cost" of any Excess FF&E shall be the Excess FF&E Value of such Excess FF&E plus, if Operating Lessee leases such Excess FF&E from a Third-Party Purchaser, the aggregate amount of out-of-pocket transactional costs (including, without limitation, reasonable attorneys' fees and any ad valorem, sales, transfer, transaction or similar tax, levy or other governmental charge) incurred by Operating Lessee in connection with its entry into an Excess FF&E Lease of such Excess FF&E in accordance with this Schedule 22.2.

(f)     Operating Lessor and Operating Lessee agree to cause Manager to purchase all Excess FF&E for Operating Lessor's account with funds from the FF&E Reserve (or with funds otherwise made available by Operating Lessor).  The parties specifically intend (and Operating Lessee hereby agrees to take such reasonable steps at Operating Lessor's expense as Operating Lessor may request to insure) that Operating Lessor shall own all Excess FF&E for a period of time sufficient to permit such Excess FF&E to become subject to any then existing Liens in favor of the Facility Mortgagee that encumber FF&E acquired by Operating Lessor; provided, however, that in no event shall Operating Lessor own any Excess FF&E (i) for more than five (5) Business Days, or (ii) so long that the FF&E Limitation would be exceeded at the beginning or end of any calendar year.  Without limiting Operating Lessee's obligation under the immediately preceding sentence to take reasonable steps requested by Operating Lessor (at Operating Lessor's expense) to achieve the objective set forth therein, it is understood and agreed that the failure to achieve such objective, absent any Default or Event of Default under the other provisions of this Schedule 22.2 or any other provisions of this Lease, shall not constitute a Default or an Event of Default hereunder.  Every purchase of Excess FF&E from Operating Lessor, whether by Operating Lessee or a Third Party Purchaser, shall be made expressly subject to any and all Liens encumbering such Excess FF&E in favor of any Facility Mortgagee.  Following the purchase of any Excess FF&E by Operating Lessee or a Third Party Purchaser as contemplated by this Schedule 22.2, Operating Lessor shall not be considered to own or be the lessor of any of such Excess FF&E during the Term of this Lease for any purpose, nor shall any of such Excess FF&E be considered part of the Leased Property, and neither Operating Lessor nor Operating Lessee shall at any time take a position (in its books and records or otherwise) or make an assertion inconsistent therewith.

(g)     In the event that Operating Lessee owns any Excess FF&E at the expiration or earlier termination of this Lease (including, without limitation, a termination in connection with a transfer of ownership of the Leased Property), Operating Lessor shall purchase from Operating Lessee and Operating Lessee shall sell to Operating Lessor (the "Excess FF&E Repurchase"), on the effective date of such expiration or termination, all such Excess FF&E (except for any Excess FF&E to which the terms of paragraph (i) of this Schedule 22.2 apply) for a purchase price equal to the fair market value (which the parties hereby agree shall not be less than the adjusted book value) of such Excess FF&E at such time (the "Excess FF&E Repurchase Price").  The Excess FF&E Repurchase Price shall be payable first by offset against any Rent owed by Operating Lessee to Operating Lessor as of such time and any amounts owed by Operating Lessee to Operating Lessor as of such time under the Working Capital Note, and the remainder (if any) shall be paid by Operating Lessor to Operating Lessee in cash within ten (10) days after the expiration or termination of this Lease.

(h)     In the event that Operating Lessee is leasing any Excess FF&E from a Third Party Purchaser at the expiration or earlier termination of this Lease (including, without limitation, a termination resulting in connection with a transfer of ownership of the Leased Property), Operating Lessor shall purchase and assume from Operating Lessee, and Operating Lessee shall sell, assign and delegate to Operating Lessor, on the effective date of such expiration or termination all Operating Lessee's right, title and interest in and its obligations under each Excess FF&E Lease between Operating Lessee and such Third-Party Purchaser (an "Excess FF&E Leasehold Interest").  In the aforesaid transaction (an "Excess FF&E Leasehold Interest Transfer"), the transfer price for such Excess FF&E Leasehold Interest (the "Excess FF&E Leasehold Interest Transfer Price") shall be an amount equal to the fair market value of such Excess FF&E Leasehold Interest at such time (as determined in accordance with the procedure provided below) and shall be payable (i) by Operating Lessor if such fair market value is a positive number or (ii) by Operating Lessee if such fair market value is a negative number.  The fair market value of the Excess FF&E Leasehold Interest shall be determined taking into account all relevant factors, including the remaining term thereof, the remaining expected useful life of the Excess FF&E (as determined in accordance with GAAP) subject to such leasehold, and the leasing rate that would apply, under market conditions at that time, if a new lease for such Excess FF&E were to be entered into with an unrelated party for a term equal to the term remaining for such Excess FF&E Leasehold Interest; provided, however, that in no event shall such fair market value be less than the adjusted book value of such Excess FF&E Leasehold Interest.  Any amount payable pursuant to this paragraph shall be paid within ten (10) days after the expiration or termination of this Lease and, if due from Operating Lessor, shall be paid first by offset against any Rent owed by Operating Lessee to Operating Lessor as of such time and any amounts owed by Operating Lessee to Operating Lessor as of such time under the Working Capital Note, and the remainder (if any) shall be paid in cash.

(i)     In the event that the Facility Mortgagee forecloses on its Lien on any Excess FF&E owned by Operating Lessee in connection with, but not separate from, a foreclosure of the Leased Property, Operating Lessor shall reimburse Operating Lessee for the loss of such Excess FF&E in an amount equal to the Excess FF&E Repurchase Price plus any reasonable costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by Operating Lessee in complying with (but not contesting) such foreclosure (the "Excess FF&E Reimbursement Amount").  In the event that the Excess FF&E Reimbursement Amount becomes payable to Operating Lessee pursuant to the immediately preceding sentence, (i) it shall be paid first by offsetting any amounts owed by Operating Lessee to Operating Lessor as of such time and the balance (if any) shall be paid in cash, (ii) Operating Lessee agrees to seek payment of such cash balance (if any) solely from __________ Partnership, LLC pursuant to the terms of the Facility Mortgagee Agreement and shall not make any demand or claim therefor against Operating Lessor, the Facility Mortgagee, any purchaser in foreclosure or transferee by deed in lieu of foreclosure or other party claiming under any of the foregoing, and (iii) ________ Partnership, LLC agrees to pay any such cash balance.

(j)     No Third Party Purchaser shall purchase any Excess FF&E from Operating Lessor unless and until such Third Party Purchaser shall have (i) agreed to purchase such Excess FF&E with cash from such Third Party Purchaser's own funds; (ii) agreed to lease such Excess FF&E to Operating Lessee under an Excess FF&E Lease; and (iii) entered into an agreement with Operating Lessor, the Facility Mortgagee and _____ Subsidiary pursuant to which (A) the Third Party Purchaser acknowledges to the Facility Mortgagee that all Excess FF&E purchased by such Third Party Purchaser while the Facility Mortgage is in effect is subject to the Facility Mortgagee's first-priority Lien (without Third Party Purchaser assuming any liability for Operating Lessor's obligations that are secured by or arise under any Facility Mortgage) and that the Facility Mortgagee's rights and remedies with respect to such Excess FF&E shall survive and be enforceable with respect thereto; (B) the Third Party Purchaser covenants to the Facility Mortgagee to execute and deliver UCC-1 financing statements prepared by Operating Lessor or any Facility Mortgagee confirming the foregoing for notice purposes, which UCC-1 financing statements may then be filed by Operating Lessor or the Facility Mortgagee at Operating Lessor's sole expense; (C) the Third-Party Purchaser covenants not to sell, lease, transfer or otherwise dispose of such Excess FF&E or any interest therein, or grant or cause or permit there to exist any lien, charge or encumbrance with respect thereto, other than the Lien in favor of the Facility Mortgagee, any other Liens which are the responsibility of Operating Lessor and any Lien arising pursuant to such agreement or the Excess FF&E Lease, (D) in the event that this Lease expires or is terminated prior to the expiration or termination of the Excess FF&E Lease, Operating Lessor agrees to purchase from the Third Party Purchaser, and the Third Party Purchaser agrees to sell to Operating Lessor, all Excess FF&E owned by the Third Party Purchaser at that time (other than any Excess FF&E to which clause (E) below applies) on the same terms as those applicable to the Excess FF&E Repurchase; and (E) if the Facility Mortgagee forecloses on its Lien with respect to Excess FF&E owned by the Third Party Purchaser: (x) Operating Lessor and ______ Subsidiary agree to reimburse the Third Party Purchaser for the loss of such Excess FF&E (such reimbursement to be paid first by offsetting any amounts owed by the Third Party Purchaser to Operating Lessor and the balance (if any) to be paid in cash); (y) ___________ Partnership, LLC agrees to pay the cash balance (if any) of such reimbursement amount directly to the Third Party Purchaser without the need for notice or demand on Operating Lessor; and (z) the Third Party Purchaser agrees to look only to __________ Partnership, LLC for payment of such cash balance.

(k)     It is the intent of Operating Lessor and Operating Lessee that the leases of FF&E pursuant to any Excess FF&E Lease and this Lease shall be treated as operating leases and not Capitalized Lease Obligations under GAAP.  Operating Lessor and Operating Lessee agree to cooperate to the extent feasible and consistent with the terms of this Lease to provide terms for such leases of FF&E that are so treated.

LEASE AGREEMENT

BETWEEN

_____________________,
AS LESSOR

AND

___________________________,
AS LESSEE

DATED AS OF __________ XX, 20XX

(i)

EXHIBIT A – PROPERTY DESCRIPTION
EXHIBIT B – [OPTIONAL] FORM OF WORKING CAPITAL NOTE AND AGREEMENT
EXHIBIT C – RESERVED
[OPTIONAL] ADDENDUM TO LEASE AGREEMENT
SCHEDULE 3.1.1 – MINIMUM RENT AND AMIUNTS USED IN ADJUSTED GROSS RENT CALCULATION
SCHEDULE 3.1.2 – PERCENTAGES USED IN ADJUSTED GROSS RENT CALCULATION
SCHEDULE 22.2 – PROVISIONS RELATED TO EXCESS FF&E

(ii)